Exhibit 10.1

CONFIDENTIAL	EXECUTION VERSION

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AND COLLABORATION AGREEMENT

By and Among

BAXTER INTERNATIONAL INC.,

BAXTER HEALTHCARE CORPORATION,

BAXTER HEALTHCARE SA

and

MERRIMACK PHARMACEUTICALS, INC.

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i

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v

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Exhibits

Exhibit A – Initial Global Development Plan

Exhibit B – Licensed Patent Rights

Exhibit C – MM-398

Exhibit D – Terms of MERRIMACK Supply Agreement

Exhibit E – BAXTER Restrictions

CONFIDENTIAL	EXECUTION VERSION

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”), dated the 23rd day of September, 2014 (the “Effective Date”), is by and among BAXTER INTERNATIONAL INC., a company organized under the laws of Delaware with its principal place of business at One Baxter Parkway, Deerfield, IL 60015, US (“BII”), BAXTER HEALTHCARE CORPORATION, a company organized under the laws of Delaware with its principal place of business at One Baxter Parkway, Deerfield, IL 60015, US (“BHC”), and BAXTER HEALTHCARE SA, a company organized under the laws of Switzerland with its principal place of business at Postfach 8010, Zurich, Switzerland (“BHSA” and together with BII and BHC, “BAXTER”), on the one hand, and MERRIMACK PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at One Kendall Square, Suite B7201, Cambridge, MA 02139, US (“MERRIMACK”), on the other hand.

INTRODUCTION

1. MERRIMACK has worldwide rights, excluding rights in Taiwan that are held by PharmaEngine (as defined below), to a nanoliposomal formulation of irinotecan, known as MM-398, as more specifically described below.

2. BAXTER is engaged in the research, development, manufacture and commercialization of therapeutic products for various diseases and disorders.

3. BAXTER and MERRIMACK are interested in collaborating in the development of products comprising MM-398 and in entering into a licensing arrangement granting BAXTER certain rights as to such products in the Licensed Territory (as defined below) on the terms and conditions set forth herein.

4. In addition, MERRIMACK is interested in granting BAXTER a right of first negotiation related to the commercialization of certain additional compounds known as MM-111, MM-141 and MM-302.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, BAXTER and MERRIMACK agree as follows:

Article I

Definitions

For purposes of clarity, when used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Affiliate”. Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person, or (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

CONFIDENTIAL	EXECUTION VERSION

Section 1.2 “Bankruptcy Code”. Bankruptcy Code means 11 U.S.C. §§ 101-1330 of the US Bankruptcy Code, as amended, and similar laws governing bankruptcy and insolvency in countries outside the US.

Section 1.3 “BAXTER Intellectual Property”. BAXTER Intellectual Property means, collectively, BAXTER Patent Rights and BAXTER Technology.

Section 1.4 “BAXTER Patent Rights”. BAXTER Patent Rights means all Patent Rights Controlled by BAXTER, itself or jointly with MERRIMACK, as of the Effective Date and thereafter during the Term that Cover any BAXTER Technology or the manufacture, use, offer for sale, sale or importation of the Licensed Compound or any Licensed Product.

Section 1.5 “BAXTER Technology”. BAXTER Technology means all Know-How Controlled by BAXTER, itself or jointly with MERRIMACK, as of the Effective Date and thereafter during the Term, that is used in, or necessary or useful for, the research, development, manufacture or Commercialization of the Licensed Compound or any Licensed Product.

Section 1.6 “Business Day”. Business Day means a day on which banking institutions in New York, New York, US are open for business, excluding any Saturday or Sunday.

Section 1.7 “China”. China means the People’s Republic of China.

Section 1.8 “CMO”. CMO means a Third Party contract manufacturing organization.

Section 1.9 “Commercialization”. Commercialization means all activities related to the commercial exploitation of the Licensed Compound and/or the Licensed Products, including importation, exportation, marketing, promotion, distribution, pre-launch, launch, sale or offering for sale of any Licensed Product. When used as a verb, “Commercialize” or “Commercializing” means to engage in Commercialization.

Section 1.10 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts means, with respect to the performing Party, a level of efforts and resources, not less than reasonable efforts and resources, that is consistent with the efforts and resources that BAXTER or MERRIMACK, as applicable, typically devotes to its own internally discovered products, to which it solely owns all rights without financial obligations to any licensor, of similar market potential at a similar stage in the development or product life thereof, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing the Licensed Compound or Licensed Product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of the Licensed Compound or Licensed Product (including the ability to obtain or enforce, or have obtained or enforced, such patent or other proprietary positions), the regulatory requirements involved and the potential profitability, cost, market share, price or reimbursement to the performing Party of the Licensed Compound or Licensed Product marketed or to be marketed.

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Section 1.11 “Companion Diagnostic”. Companion Diagnostic means a diagnostic intended to assist physicians in making treatment decisions with respect to the use of the Licensed Compound or Licensed Product.

Section 1.12 “Comparator Drug”. Comparator Drug means unexpired comparator drugs used for Global Development Plan activities after the Effective Date.

Section 1.13 “Conditional Approval”. Conditional Approval means conditional approval of a Licensed Product by the EMA in accordance with Regulation (EC) No 507/2006, adopted on March 29, 2006.

Section 1.14 “Confidential Information”. Confidential Information means all Know-How or other confidential or proprietary information of a Party that is disclosed (whether in written, graphic, oral, electronic or other form) by or on behalf of such Party to the other Party pursuant to this Agreement, including information regarding a Party’s or its licensor’s technology, products, business, business plans, financial status, biological substances, chemical substances, formulations, techniques, methodology, equipment, sources of supply and patent positioning. The status, prospects or objectives regarding the Global Development Plan, Licensed Compound or Licensed Products shall be deemed “Confidential Information” of both Parties. All information disclosed prior to the Effective Date by or on behalf of either Party under, and subject to, the Mutual Confidential Disclosure Agreement, by and between MERRIMACK and Baxter Healthcare Corporation, dated June 18, 2013 and as amended July 28, 2014 (the “Confidentiality Agreement”), shall be deemed “Confidential Information” of the disclosing Party hereunder.

Section 1.15 “Control” or “Controlled”. Control or Controlled means with respect to any Know-How, Patent Right or other intellectual property right, the possession (whether by license (other than pursuant to this Agreement) or ownership, or control over an Affiliate with such a license or ownership) by a Party of the ability to grant to the other Party access or a license as provided herein without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date.

Section 1.16 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a Patent Right, that, but for a license granted to a Party under a Valid Claim included in such Patent Right (or, in the case of Joint Patent Rights, such Party’s ownership interest in such Joint Patent Right), the practice by such Party of any invention claimed in such Patent Right would infringe such Valid Claim (or, in the case of a Valid Claim in a pending patent application, would infringe such Valid Claim if such pending patent application were to issue).

Section 1.17 “Development Costs”. Development Costs means, as to a Party, such Party’s direct and identifiable internal and external costs of developing the Licensed Compound and Licensed Products in accordance with the Global Development Plan, consisting of the following:

(a) with regard to a Party’s internal costs and charges, Development Costs shall include all internal costs of such Party’s personnel engaged in the development of the Licensed Compound and Licensed Products, at the [**] FTE Rate;

CONFIDENTIAL	EXECUTION VERSION

(b) with regard to a Party’s external costs and charges, Development Costs shall consist of the actually incurred out-of-pocket costs and charges of suppliers of goods, including raw materials, and services, including contract research organizations, to the extent directly related to the development of the Licensed Compound and Licensed Products; and

(c) all internal and external costs associated with conducting clinical trials of the Licensed Compound and Licensed Products and all internal and external costs associated with the use of clinical supply of Licensed Product and any Comparator Drug in such trials, including the Manufacturing Cost of such clinical supply as described in Section 3.5.

Section 1.18 “Drug Approval Application”. Drug Approval Application means an application submitted to a Regulatory Authority for Marketing Authorization required before commercial sale or use of (a) a pharmaceutical product as a drug in a regulatory jurisdiction or country and shall include a New Drug Application (“NDA”) filed with the FDA, or any successor applications or procedures, (b) any non-US equivalent of a NDA, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.19 “Drug Product”. Drug Product means Licensed Product in bulk form, excluding any final packaging, finishing and labeling.

Section 1.20 “Electronic BAXTER Data Management Standards”. Electronic BAXTER Data Management Standards means a document management system that encompasses tools (templates) for authoring, reviewing and approving submission content, publishing and archiving that meets 21 C.F.R. Part 11 requirements.

Section 1.21 “EMA”. EMA means the European Medicines Agency or any successor agency thereof.

Section 1.22 “EU”. EU means the European Union, as it may be constituted from time to time.

Section 1.23 “Executive Officers”. Executive Officers mean the Chief Executive Officer of BAXTER (or a senior executive officer of BAXTER who is not a JSC member designated by BAXTER’s Chief Executive Officer) and the Chief Executive Officer of MERRIMACK (or a senior executive officer of MERRIMACK who is not a JSC member designated by MERRIMACK’s Chief Executive Officer).

Section 1.24 “FDA”. FDA means the US Food and Drug Administration or any successor agency thereto.

Section 1.25 “Field”. Field means all therapeutic, prophylactic and palliative uses in all possible indications.

CONFIDENTIAL	EXECUTION VERSION

Section 1.26 “First Commercial Sale”. First Commercial Sale means, with respect to a given Licensed Product in a given country, the date on which such Licensed Product is first sold following Marketing Authorization of such Licensed Product in such country (or, in a country in which no Marketing Authorization is required, the date on which the Licensed Product is first sold) by, on behalf of or under the authority of BAXTER or any of BAXTER’s Affiliates or sublicensees in arm’s-length transactions to Third Parties (but not including sales relating to transactions among BAXTER and BAXTER’s Affiliates and sublicensees and agents unless such Person is the end user thereof).

Section 1.27 “First Indication”. First Indication means the treatment of [**].

Section 1.28 “Freedom to Operate Opinions”. Freedom to Operate Opinions means all outside legal counsel opinions as to non-infringement.

Section 1.29 “FTE”. FTE means a full time equivalent person year (consisting of a total of [**] hours per year) of scientific or technical work or scientific or technical managerial work on or directly related to activities undertaken by a Party hereunder.

Section 1.30 “FTE Rate”. FTE Rate means, with respect to manufacturing technology transfer activities under this Agreement, [**] Dollars (US$[**]) per FTE (as increased or decreased as set forth below, the “[**] FTE Rate”), and with respect to all other activities under this Agreement, [**] Dollars (US$[**]) per FTE (as increased or decreased as set forth below, the “[**] FTE Rate”). Each such FTE Rate shall be increased or decreased annually on January 1 of each year, commencing with January 1, 2016, by the percentage increase or decrease in the Consumer Price Index (“CPI”) as of the then-most-recent December 31 over the CPI as of the preceding December 31. As used in this Section 1.30, Consumer Price Index or CPI means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the US Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

Section 1.31 “Global Development Plan”. Global Development Plan means the global development plan for the preclinical, clinical and other research, development, regulatory and pre-commercial manufacturing activities of the Parties directed to the Licensed Compound and any Licensed Product, as such plan is agreed upon, updated and amended from time to time in accordance with this Agreement. The initial Global Development Plan is attached to this Agreement as Exhibit A (the “Initial Global Development Plan”).

Section 1.32 “Global Marketing and Commercialization Principles”. Global Marketing and Commercialization Principles means the global marketing and Commercialization principles for the Licensed Compound and any Licensed Product which shall address global product positioning, branding and Commercialization.

Section 1.33 “IND”. IND means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug Application or any successor application or procedure filed with the FDA, (b) any non-US equivalent of a US Investigation New Drug Application, and (c) all supplements and amendments that may be filed with respect to the foregoing.

CONFIDENTIAL	EXECUTION VERSION

Section 1.34 “Joint Patent Rights”. Joint Patent Rights means all Patent Rights that Cover any Joint Technology.

Section 1.35 “Joint Technology”. Joint Technology means Know-How that is developed by one or more employees, agents or consultants of MERRIMACK on the one hand, and one or more employees, agents or consultants of BAXTER, on the other hand, in the performance of this Agreement.

Section 1.36 “Know-How”. Know-How means any technical, scientific and business information, data and materials, including all biological, chemical, pharmacological, toxicological, preclinical, clinical, and assay information, data and materials, analyses, ideas, discoveries, inventions, methods, techniques, improvements, concepts, designs, processes, procedures, compositions, plans, formulae, specifications and trade secrets, whether or not patentable, including documents and other media (including paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, trays and containers and any other media developed following the Effective Date) containing or storing any of the foregoing.

Section 1.37 “Knowledge of MERRIMACK Management”. Knowledge of MERRIMACK Management means the knowledge of Seth Fidel, Fazal Khan, Peter Laivins, Gavin MacBeath, William McClements, Robert Mulroy, Jeffrey Munsie, Ulrik Nielsen, Birgit Schoeberl, Edward Stewart and William Sullivan.

Section 1.38 “Laws”. Laws means all laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

Section 1.39 “Licensed Asian Territory”. Licensed Asian Territory means all Asian countries except for Taiwan.

Section 1.40 “Licensed Compound”. Licensed Compound means MM-398.

Section 1.41 “Licensed Intellectual Property”. Licensed Intellectual Property means, collectively, Licensed Technology and Licensed Patent Rights.

Section 1.42 “Licensed Patent Rights”. Licensed Patent Rights means all Patent Rights in the Licensed Territory Controlled by MERRIMACK that claim inventions necessary or useful for the development, manufacture or Commercialization of any Licensed Product in the Licensed Territory, including MERRIMACK’s rights to any Joint Patent Rights. The Licensed Patent Rights include those Patent Rights in the Licensed Territory listed on Exhibit B.

Section 1.43 “Licensed Product”. Licensed Product means any pharmaceutical product including the Licensed Compound, or any reformulation thereof, as an active ingredient. For purposes of clarity, unless the context otherwise dictates, all references to “Licensed Product” shall include the Licensed Compound contained in such Licensed Product.

Section 1.44 “Licensed Sub-Territory”. Licensed Sub-Territory means any of the EU, Licensed Asian Territory or ROW Territory.

CONFIDENTIAL	EXECUTION VERSION

Section 1.45 “Licensed Technology”. Licensed Technology means any Know-How that is Controlled (disregarding any grant of rights to BAXTER pursuant to this Agreement) by MERRIMACK, itself or jointly with BAXTER, as of the Effective Date and thereafter during the Term, that is used in, or necessary or useful for, the research, development, manufacture or Commercialization of any Licensed Product.

Section 1.46 “Licensed Territory”. Licensed Territory means the EU, Licensed Asian Territory and ROW Territory.

Section 1.47 “Major Asian Countries”. Major Asian Countries means China, Japan, the Republic of Korea and Singapore.

Section 1.48 “Major EU Countries”. Major EU Countries means France, Germany, Italy, Spain and the United Kingdom.

Section 1.49 “Major ROW Countries”. Major ROW Countries means Argentina, Australia, Brazil, Canada, India, Mexico, Russia, South Africa, Switzerland and Turkey.

Section 1.50 “Manufacturing Costs”. Manufacturing Costs means:

(a) To the extent that manufacturing of any Licensed Product or any component thereof is performed by MERRIMACK or BAXTER itself, the actual consolidated, fully burdened cost incurred by MERRIMACK or BAXTER to manufacture Licensed Product or any component thereof, which costs are limited to:

(i) direct labor costs (salaries, wages, incentive compensation, share-based compensation and employee benefits);

(ii) direct materials and packaging costs;

(iii) operating costs of facilities and equipment, excluding any surplus or idle capacity costs;

(iv) a charge for depreciation, repairs and maintenance costs of facilities and equipment;

(v) quality and in-process control costs;

(vi) a charge for overhead costs for raw material and manufacturing administration and management, materials management, storage and handling, and manufacturing and employee training; and

(vii) charges for spoilage, scrap, rework costs and expired goods;

in each of the above cases to the extent reasonably allocable to the manufacture of Licensed Product as determined in accordance with US generally accepted accounting principles, consistently applied; and/or

CONFIDENTIAL	EXECUTION VERSION

(b) To the extent that manufacturing of Licensed Product or any component thereof is performed for MERRIMACK or BAXTER by a Third Party, the actual amounts paid by the Party to such Third Party in connection with the manufacturing of Licensed Product or any component thereof.

Section 1.51 “Marketing Authorization”. Marketing Authorization means the authorization issued by the relevant Regulatory Authority necessary to place on the market a Licensed Product in any country or regulatory jurisdiction (such as, for example, the approval of a Marketing Authorization Application in EU under Regulation (EC) n° 726/2004 or Directive 2001/83/EC), including governmental price and reimbursement approvals. [**].

Section 1.52 “MERRIMACK Territory”. MERRIMACK Territory means all other territories outside of the Licensed Territory, including the PharmaEngine Territory.

Section 1.53 “MHLW”. MHLW means the Japanese Ministry of Health, Labor and Welfare, and any successor agency thereto.

Section 1.54 “MM-111”. MM-111 means the MERRIMACK proprietary bispecific antibody that targets ErbB2 and ErbB3 in clinical development as of the Effective Date.

Section 1.55 “MM-141”. MM-141 means the MERRIMACK proprietary bispecific tetravalent antibody that targets IGF-1R and ErbB3 in clinical development as of the Effective Date.

Section 1.56 “MM-302”. MM-302 means the MERRIMACK proprietary HER2-targeted nanoliposomal encapsulation of doxorubicin in clinical development as of the Effective Date.

Section 1.57 “MM-398”. MM-398 means the nanoliposomal encapsulation of irinotecan described on Exhibit C, as such product may be modified after the Effective Date.

Section 1.58 “Net Sales”. Net Sales means the gross price invoiced by BAXTER, its Affiliates or its sublicensees in connection with the sale or other transfer for value of a Licensed Product in the Licensed Territory; less the following items (as they apply specifically to the Licensed Product) to the extent actually incurred or reasonably accrued and to the extent not separately invoiced or already deducted from the amount invoiced:

(a) trade, cash or quantity discounts actually allowed or taken;

(b) governmental customs, duties, sales and similar taxes (including, for the avoidance of doubt, value added or import/export taxes, sales taxes and excise taxes but excluding taxes based on income), if any, imposed on the Licensed Product, to the extent directly related to such sale with respect to such sale;

(c) amounts actually allowed or credited by reason of rejections, return of goods (including as a result of recalls), any retroactive price reductions or allowances specifically identifiable as relating to the Licensed Product (including those resulting from inventory management or similar agreements with wholesalers);

CONFIDENTIAL	EXECUTION VERSION

(d) amounts incurred resulting from government mandated rebate programs, including programs mandated by any agency thereof;

(e) rebates actually given to a Third Party specifically for Licensed Product;

(f) freight, postage, shipping and applicable shipping insurance charges, to the extent same are separately itemized in the invoice price and charged to the buyer;

(g) patient discount programs, administrative fees and chargebacks or similar price concessions related to the sale of the Licensed Product; and

(h) price concessions either mandated or negotiated with commercial or governmental payers;

provided, however, that any rebate to BAXTER, gift, excess payment on other compounds or similar compensation received by BAXTER from a Third Party whether in the applicable country or any other and whether intended to be applicable to Licensed Product or not shall be added to Net Sales.

Such amounts shall be determined from the books and records of BAXTER, its Affiliates or its sublicensees, as applicable, maintained in accordance with US generally accepted accounting principles, consistently applied.

In the case of any sale of Licensed Products for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on average sales price for the applicable Licensed Product(s) in the applicable country in the entire applicable year.

Sales of Licensed Products between BAXTER and its Affiliates or its sublicensees, or among such Affiliates and sublicensees, shall be disregarded for purposes of calculating Net Sales hereunder.

In the event a Licensed Product is sold in combination with one or more other products (a “Combination Product”), Net Sales will be calculated by multiplying the Net Sales of the end user product by the fraction A over A+B, in which A is the net selling price of the Licensed Product portion of the Combination Product when such Licensed Product is sold separately during the applicable accounting period in which the sales of the Combination Product were made, and B is the net selling price of the other proprietary active ingredient(s) contained in of the Combination Product sold separately during the accounting period in question. All net selling prices of the Licensed Product portion of the Combination Product and of the other products of such Combination Product will be calculated as the average net selling price of the said ingredients during the applicable accounting period for which the Net Sales are being calculated in the particular country where the Combination Product is sold. In the event that, in any country or countries, no separate sale of either such above designated Licensed Product or such other proprietary active ingredient(s) contained in the Combination Product are made during the accounting period in which the sale was made or if the average net selling price of the other proprietary active ingredient(s) cannot be determined for an accounting period, Net Sales allocable to the Licensed Product in each such country will be determined by mutual agreement reached in good faith by BAXTER and MERRIMACK prior to the end of the accounting period in question.

CONFIDENTIAL	EXECUTION VERSION

Section 1.59 “Other Indication”. Other Indication means any use of the Licensed Compound or any Licensed Product in a cancer indication other than the First Indication or the Second Indication.

Section 1.60 “Party”. Party means BAXTER or MERRIMACK; “Parties” means BAXTER and MERRIMACK.

Section 1.61 “Patent Right”. Patent Right means (a) unexpired and currently in-force letters patent (or other equivalent legal instrument), including utility and design patents, and including any extension, substitution, registration, confirmation, reissue or renewal thereof, (b) applications for letters patent, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications, that are pending at any time during the term of this Agreement before a government patent authority and (c) all foreign or international equivalents of any of the foregoing in any country.

Section 1.62 “Person”. Person means any natural person or any corporation, company, partnership, limited liability company, joint venture, firm, agency or other entity, including a Party.

Section 1.63 “PharmaEngine”. PharmaEngine means PharmaEngine, Inc., a company organized and existing under the laws of the Republic of China with its principal offices at 16F, 237, Sung-Chiang Road, Taipei, Taiwan 104, Republic of China.

Section 1.64 “PharmaEngine Collaboration Agreement”. PharmaEngine Collaboration Agreement means the Assignment, Sublicense and Collaboration Agreement, dated May 5, 2011, by and between MERRIMACK (as successor-in-interest to Merrimack Pharmaceuticals (Bermuda) Ltd.) and PharmaEngine.

Section 1.65 “PharmaEngine Territory”. PharmaEngine Territory means Taiwan.

Section 1.66 “Phase 3 Clinical Study”. Phase 3 Clinical Study means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file a Drug Approval Application to obtain Marketing Authorization, as further defined in 21 C.F.R. Part 312.21(c) (or the non-US equivalent thereof).

Section 1.67 “Pivotal Clinical Study”. Pivotal Clinical Study shall mean a human clinical study, including any Phase 3 Clinical Study, the results of which, if the pre-defined endpoints are met, are intended to provide data necessary to support Marketing Authorization for the Licensed Product in any country.

Section 1.68 “Regulatory Approval”. Regulatory Approval means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, promotion, marketing and sale of a product in a country or jurisdiction, including Marketing Authorizations.

CONFIDENTIAL	EXECUTION VERSION

Section 1.69 “Regulatory Authority”. Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, approval, manufacture, use, storage, import, promotion, marketing or sale of a product in a country, including the FDA, EMA or MHLW.

Section 1.70 “Regulatory Exclusivity”. Regulatory Exclusivity means any rights or protections which are recognized, afforded or granted by any Regulatory Authority in any country or region of the Licensed Territory in association with obtaining Marketing Authorization for the Licensed Product, providing such Licensed Product: (a) a period of marketing exclusivity during which the applicable Regulatory Authority shall refrain from either reviewing or approving a Marketing Authorization application or similar regulatory submission submitted by a Third Party seeking to market a competing product, or (b) a period of data exclusivity during which a Third Party seeking to market a competing product and/or the Regulatory Authority responsible for granting Marketing Authorization therefor is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, such Licensed Product’s clinical dossier or relying on previous Regulatory Authority findings of safety or effectiveness with respect to such Licensed Product to support the submission, review or approval of a Marketing Authorization application or similar regulatory submission before the applicable Regulatory Authority. Regulatory Exclusivity shall include rights conferred in the EU pursuant to Section 10.1(a)(iii) of Directive 2001/EC/83.

Section 1.71 “Regulatory Filings”. Regulatory Filings means any Drug Approval Application, notification or other submission made to or with a Regulatory Authority that is necessary or reasonably desirable to develop, manufacture or Commercialize the Licensed Product in the Licensed Field in a particular country or regulatory jurisdiction, whether made before or after receipt of Marketing Authorization in the country or regulatory jurisdiction, and any approval resulting from any such application is a “Regulatory Approval”. The term “Regulatory Filings” shall include all amendments and supplements to any of the foregoing and all proposed labels, labeling, package inserts, monographs and packaging for a Licensed Product in a particular country.

Section 1.72 “ROW Territory”. ROW Territory means all countries of the world, excluding the US, EU, Licensed Asian Territory and Taiwan.

Section 1.73 “Second Indication”. Second Indication means the treatment of advanced, locally-advanced or metastatic pancreatic cancer patients who (a) have not received previous treatment with a gemcitabine-containing regimen or (b) [**].

Section 1.74 “Taiwan”. Taiwan means the Republic of China.

Section 1.75 “Third Party”. Third Party means any Person other than a Party or any of its Affiliates.

Section 1.76 “US”. US means the United States of America, its territories and possessions.

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Section 1.77 “Valid Claim”. Valid Claim means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period); or (b) a claim of a pending patent application which claim has not been revoked, cancelled, withdrawn or abandoned and that has not been pending for more than [**] years from the date such claim, or a claim of substantially identical scope, was first presented in any patent application in the same country.

Section 1.78 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Location
1934 Act	Exhibit E
1974 Convention	Section 15.1
Additional Response Period	Section 6.2(b)
Agreement	Preamble
Alliance Manager	Section 2.1(c)
Arbitration Request	Section 13.2(a)
BAXTER	Preamble
BAXTER Supply Agreement	Section 3.7
BHC	Preamble
BHSA	Preamble
BII	Preamble
Biological Materials	Section 3.4(e)
Breaching Party	Section 12.3
Claims	Section 14.1
Competitive Infringement	Section 9.3(a)
Confidentiality Agreement	Section 1.14
CPI	Section 1.30
CPR	Section 13.2(d)
CPR Rules	Section 13.2(d)
[**] FTE Rate	Section 1.30
Effective Date	Preamble
EPO	Section 9.2(e)(iii)
Flow-Through Sections	Section 7.4(a)
Global Dossier	Section 4.1(b)
Indemnified Party	Section 14.3(a)
Indemnifying Party	Section 14.3(a)
Initial Global Development Plan	Section 1.31
Initial Press Release	Section 10.3
Invalidity Claim	Section 9.5(a)
Joint Inventions	Section 9.1(b)
JSC	Section 2.1(a)
Licensing Opportunity	Section 6.2(a)
Losses	Section 14.1
Manufacturing Technology	Section 3.8(a)(i)

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Definitions	Location
MERRIMACK	Preamble
MERRIMACK Supply Agreement	Section 3.6
Negotiation Period	Section 6.2(c)
New Baxter	Section 15.2
NDA	Section 1.18
Non-Breaching Party	Section 12.3
Patent Challenge	Section 12.5
Patent Prosecution	Section 9.2(e)
Paying Party	Section 8.11(a)
PCT	Section 9.2(a)
Publishing Party	Section 10.5(a)
Quality	Section 3.9
Quality Agreement	Section 3.9
Recipient Party	Section 8.11(a)
Response Period	Section 6.2(a)
ROFN Program(s)	Section 6.2
Royalty Term	Section 8.5(b)
SDEA	Section 4.4
SEC	Section 10.1(e)
Severed Clause	Section 15.14
[**] FTE Rate	Section 1.30
Term	Section 12.1
Terminated Products	Section 12.7
Terminated Territories	Section 12.7
Third Party License	Section 8.5(c)(i)
Third Party License Costs	Section 8.5(c)(i)
USPTO	Section 9.2(e)(iii)
WIPO	Section 9.2(e)(iii)
Withholding Taxes	Section 8.11(a)

Article II

Governance; Decision-Making

Section 2.1 Joint Steering Committee.

(a) Formation and Membership. Within [**] days after the Effective Date, BAXTER and MERRIMACK shall establish a joint steering committee (the “JSC”) to review, coordinate and provide overall strategic direction to their activities pursuant to this Agreement. The JSC shall be comprised of [**] senior executives of BAXTER and [**] senior executives of MERRIMACK with appropriate experience and level of decision-making authority. Each Party may replace any one or more of its representatives on the JSC at any time upon written notice to the other Party. From time-to-time, the JSC may, in its discretion, establish one or more subcommittees or project teams to oversee particular projects or activities, as the JSC deems necessary or advisable and the JSC may, in its discretion, establish one or more project teams, to, upon mutual agreement of the Parties, implement and coordinate various aspects of the Global Development Plan and Global Marketing and Commercialization Principles.

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(b) Responsibilities. The JSC shall be responsible for and shall have final decision-making authority with respect to the following matters related to the development and Commercialization of the Licensed Compound and all Licensed Products:

(i) approving changes to the Initial Global Development Plan and initial budget;

(ii) annually (or more frequently as agreed by the JSC) reviewing the Global Development Plan and suggesting or approving such updates or amendments to the Global Development Plan, as the JSC deems appropriate, including all budget amendments;

(iii) providing overall strategic direction with respect to development and regulatory activities conducted under the Global Development Plan;

(iv) overseeing the research and development of the Licensed Compound and any Licensed Product in accordance with the Global Development Plan;

(v) overseeing the progress of development activities relating to the Global Development Plan and monitoring the Parties’ compliance with their respective obligations under the Global Development Plan, including the accomplishment of key objectives;

(vi) overseeing the development of the Global Marketing and Commercialization Principles;

(vii) approving the Global Marketing and Commercialization Principles;

(viii) reviewing all changes, updates and amendments to the Global Marketing and Commercialization Principles;

(ix) periodically reviewing the Global Marketing and Commercialization Principles and suggesting or approving such updates or amendments to the Global Marketing and Commercialization Principles, as the JSC deems appropriate;

(x) overseeing the formation and operation of any subcommittees or project teams and the Parties’ progress in the conduct of activities under the Global Development Plan and Global Marketing and Commercialization Principles hereunder;

(xi) reviewing and approving the protocols of all clinical studies;

(xii) discussing, reviewing and approving a joint publication strategy with respect to the publication of results of any clinical trial conducted by the Parties with respect to the Licensed Compound and any Licensed Product;

(xiii) discussing, reviewing and approving an investigator initiated trial strategy and related budget;

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(xiv) providing strategic direction with respect to development activities for the Licensed Compound and any Licensed Product;

(xv) discuss, review and approve any issues related to the development or commercialization of a Companion Diagnostic in the Licensed Territory, provided that each Party shall have the obligation to notify the JSC of any potential Companion Diagnostic that such Party acquires, in-licenses or has developed or intends to acquire, in-license or develop, and, at the request of the other Party following any such notification, the Parties shall discuss in good faith terms and conditions (including financial terms) under which the notifying Party would grant the other Party access or rights to such potential Companion Diagnostic to the extent Controlled by the notifying Party;

(xvi) attempting to resolve disputes arising under this Agreement at the JSC, any subcommittees or project teams of either of the Parties (for clarity, the JSC shall not have the authority to resolve disputes between the Parties regarding whether a Party has fulfilled or breached any obligation under this Agreement);

(xvii) subject to the terms of the MERRIMACK Supply Agreement and the BAXTER Supply Agreement, if applicable, overseeing and providing strategic direction to the manufacture of the Licensed Product for the Licensed Territory, including discussing, preparing and approving a manufacturing plan for each Licensed Product for the Licensed Territory and overseeing implementation of each such manufacturing plan; and

(xviii) performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement.

(c) Alliance Managers. Each Party shall appoint one representative to serve as an alliance manager (“Alliance Manager”) with responsibility for overseeing that the Parties’ activities are conducted in accordance with this Agreement, and for being the primary point of contact between the Parties with respect to all such activities. The Alliance Manager is responsible for driving the alliance progress and the resolution of issues between the Parties.

(d) Administrative Matters. The JSC shall have a chairperson who shall serve for a term of one (1) year from the date of appointment. MERRIMACK and BAXTER shall alternate the appointment of the JSC chairperson, with the initial JSC chairperson appointed by [**]. The chairperson shall work together with the Alliance Managers to develop the JSC meeting agendas, which shall be circulated to all JSC members at least [**] Business Days in advance of the meetings. The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings. A JSC member from the Party that has not appointed the chairperson shall serve as secretary of such meetings (or shall appoint a secretary who does not need to be a JSC member). The secretary shall prepare and distribute to all members of the JSC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JSC, with the goal of distributing final approved minutes of each JSC meeting within [**] days after the meeting.

(e) Decision-Making. Each Party shall have one (1) vote on the JSC. The JSC shall operate by consensus and both Parties must vote in the affirmative to allow the JSC to

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take any action that requires the approval of the JSC. Decisions on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. Either Party may convene a special meeting of the JSC in accordance with Section 2.1(g)(iii) for the purpose of resolving any disagreement within the JSC’s jurisdiction in case any such disagreement represents a material issue, the resolution of which cannot reasonably wait until the next scheduled meeting of the JSC. Subject to Section 2.1(f), the following decisions shall not be made by the JSC but shall be made in good faith exclusively by MERRIMACK or BAXTER, as the case may be:

(i) [**] shall have final decision-making authority with respect to matters relating to the conduct of [**] Territory-specific clinical trials and other [**] Territory-specific development activities unless [**] objects to a proposed [**] Territory-specific clinical trial or [**] Territory-specific development activity based on bona fide scientific, technical or safety concerns that could affect the Licensed Product in the [**] Territory;

(ii) [**] shall have final decision-making authority with respect to matters relating to the conduct of [**] Territory-specific clinical trials and other [**] Territory-specific development activities unless [**] objects to a proposed [**] Territory-specific clinical trial or other [**] Territory-specific development activity based on bona fide scientific, technical or safety concerns that could affect the Licensed Product in the [**] Territory;

(iii) [**] shall have final decision-making authority with respect to Commercialization in the [**] Territory, subject to [**] material compliance with the Global Marketing and Commercialization Principles;

(iv) [**] shall have final decision-making authority with respect to Commercialization in the [**] Territory, subject to [**] material compliance with the Global Marketing and Commercialization Principles; and

(v) [**] shall have final decision-making authority with respect to the development and Commercialization of a Companion Diagnostic in the [**] Territory, subject to any subsequent agreement into which the Parties might enter regarding such development and Commercialization.

For the avoidance of doubt, neither the JSC nor either Party shall have final decision-making authority over interpretations of, amendments to or disputes regarding the Parties’ respective rights and obligations under this Agreement.

(f) Dispute Resolution by Executive Officers. If (i) the JSC is unable to reach consensus on a particular issue or resolve any dispute within the responsibilities of the JSC specified in Section 2.1(b) within [**] days after such issue or dispute is first presented to the JSC, or (ii) either Party objects to a territory-specific clinical trial or development activity proposed to be taken by the other Party pursuant to Section 2.1(e)(i) or Section 2.1(e)(ii), then such issue shall be resolved pursuant to the dispute resolution processes set forth in Article XIII.

(g) Meetings.

(i) The JSC shall meet at least [**] and at least [**] meetings each year shall be in-person, alternating between the Parties’ respective locations in the US (or a

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location outside of the US that is mutually agreed to by the Parties). The specific timing and location of JSC meetings shall be as determined by the chairperson, and may be held in person, by telephone conference call or by videoconference.

(ii) Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC. In addition, each Party may, with the prior consent of the chairperson, invite a reasonable number of non-voting employees or officers, consultants or scientific advisors, to attend meetings of the JSC or the relevant portion thereof, provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement. Notwithstanding the foregoing, neither Party’s legal counsel may attend a JSC meeting without sufficient prior notice to the other Party to allow that other Party’s counsel to attend or to expressly waive attendance.

(iii) Each Party may also call a special meeting of the JSC for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JSC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JSC meeting, by providing written notice to the other Party. Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

Article III

Development; Manufacture and Supply

Section 3.1 Overview; Global Development Plan.

(a) Subject to and in accordance with the terms and conditions of this Agreement, including Section 3.4, the Parties shall collaborate on the research and development of the Licensed Compound and Licensed Product(s) in accordance with the Global Development Plan. Unless otherwise agreed by the Parties or decided by the JSC, MERRIMACK shall be responsible for conducting and shall be the “sponsor” of all clinical trials contemplated by the Global Development Plan. The Global Development Plan, and any change, update or amendment to the Global Development Plan, shall be prepared by MERRIMACK in consultation with BAXTER, shall be reviewed and approved by the JSC, shall be consistent with the terms and conditions of this Agreement and shall specify, among other things:

(i) research and development objectives;

(ii) activities to be performed, including all clinical trials and Regulatory Approvals required for manufacturing, marketing and selling Licensed Products;

(iii) timelines for performance; and

(iv) specific deliverables.

(b) Each Party shall use Commercially Reasonable Efforts to perform its respective obligations under the Global Development Plan in accordance with the Global Development Plan and all applicable Laws.

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Section 3.2 Second Indication Development Costs.

(a) Development Costs Prior to Effective Date. MERRIMACK shall, except as otherwise provided in this Agreement as to inventory of Licensed Product and Comparator Drug existing as of the Effective Date, be responsible for and shall pay all Development Costs incurred prior to the Effective Date.

(b) Second Indication Development Costs. MERRIMACK shall pay for all Development Costs incurred by it in performing activities under the Initial Global Development Plan necessary to obtain initial Marketing Authorizations for the Second Indication; provided, however, if Development Costs for activities for the Second Indication under the Initial Global Development Plan exceed the budget for the Second Indication set forth in the Initial Global Development Plan, then (i) Development Costs in excess of the budget for the Second Indication set forth in the Initial Global Development Plan shall be shared equally between BAXTER and MERRIMACK and (ii) BAXTER shall pay to MERRIMACK BAXTER’s share of such Development Costs incurred by MERRIMACK, within [**] days following MERRIMACK’s invoice therefor.

(c) Additional Development Costs. If the JSC determines that an additional clinical trial or other development activity for the Second Indication that is not contemplated by the Initial Global Development Plan is required or advisable for the Commercialization of the Licensed Compound or Licensed Product, then the Development Costs for such additional clinical trial or other development activity other than Development Costs exclusively related to either the Licensed Territory or the MERRIMACK Territory (and paid directly by either BAXTER or MERRIMACK pursuant to Section 3.4) will be shared equally between BAXTER and MERRIMACK. BAXTER shall pay to MERRIMACK BAXTER’s share of such Development Costs incurred by MERRIMACK, within [**] days following MERRIMACK’s invoice therefor, and MERRIMACK shall pay to BAXTER MERRIMACK’s share of such Development Costs incurred by BAXTER, within [**] days following BAXTER’s invoice therefor.

Section 3.3 Other Development Costs. Development Costs incurred pursuant to the Global Development Plan other than Development Costs allocated pursuant to Section 3.2 and other than Development Costs exclusively related to either the Licensed Territory or the MERRIMACK Territory (and paid directly by either BAXTER or MERRIMACK pursuant to Section 3.4) shall be shared equally between BAXTER and MERRIMACK. BAXTER shall pay to MERRIMACK BAXTER’s share of such Development Costs incurred by MERRIMACK, within [**] days following MERRIMACK’s invoice therefor, and MERRIMACK shall pay to BAXTER MERRIMACK’s share of such Development Costs incurred by BAXTER, within [**] days following BAXTER’s invoice therefor.

Section 3.4 Certain Development Responsibilities of Each Party.

(a) As to the Licensed Compound and Licensed Product(s) in each indication, BAXTER shall (i) be solely responsible, at BAXTER’s sole expense, for conducting all clinical trials (for which BAXTER shall be the “sponsor”) and other development activities that exceed those clinical trials and development activities that are set forth in the Global Development Plan

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that are solely required to obtain Regulatory Approval to manufacture, market and sell the Licensed Compound or Licensed Product(s) specifically for the Licensed Territory and (ii) be solely responsible for all costs of modifications to global clinical trials and other development activities made solely to obtain Regulatory Approval to manufacture, market and sell the Licensed Compound or Licensed Product(s) for the Licensed Territory.

(b) As to the Licensed Compound and Licensed Product(s) in each indication, MERRIMACK shall (i) be solely responsible, at MERRIMACK’s sole expense, for conducting all clinical trials (for which MERRIMACK shall be the “sponsor”) and other development activities that exceed those clinical trials and development activities that are set forth in the Global Development Plan that are solely required to obtain Regulatory Approval to manufacture, market and sell the Licensed Compound or Licensed Product(s) specifically for the MERRIMACK Territory and (ii) be solely responsible for all costs of modifications to global clinical trials and other development activities made solely to obtain Regulatory Approval to manufacture, market and sell the Licensed Compound or Licensed Product(s) for the MERRIMACK Territory.

(c) If either Party intends to conduct a clinical trial or other development activity pursuant to this Section 3.4 that is not contemplated by the Global Development Plan and that is necessary to obtain Regulatory Approval in the Licensed Territory, such Party shall inform and provide no less than [**] days’ prior written notice to the JSC of such intended clinical trial or development activity and will reasonably consider any input of the JSC on such clinical trial.

(d) As further set forth in Article IV and except as otherwise provided in Section 4.1(c)(i) and Section 4.1(h), (i) BAXTER shall be responsible for preparing, filing, obtaining and maintaining all Regulatory Approvals necessary to develop, manufacture, market and sell the Licensed Compound and Licensed Product(s) in the Licensed Territory and (ii) MERRIMACK shall be responsible for preparing, filing, obtaining and maintaining all Regulatory Approvals necessary to develop, manufacture, market and sell the Licensed Compound and Licensed Product(s) in the MERRIMACK Territory.

(e) For purposes of facilitating the conduct of the Global Development Plan, each Party shall provide to the other Party animal or human tissues, cells, blood samples and other materials (“Biological Materials”) specified from time to time in the Global Development Plan and applicable Laws. Each Party agrees to provide all such Biological Materials to the other Party in accordance with the Global Development Plan. The Parties agree that:

(i) all Biological Materials provided by one Party to the other shall be used by the receiving Party solely for research and development purposes for the Licensed Compound or any Licensed Product in material compliance with all applicable Laws;

(ii) all such Biological Materials are provided without any warranties, express or implied;

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(iii) the Party providing such Biological Materials shall obtain (or cause its Third Party collaborators to obtain or certify that they have obtained) all appropriate and required consents from the source of such Biological Materials; and

(iv) Biological Materials provided by one Party to the other shall not be made available by the other Party to any Third Party except as contemplated in the Global Development Plan or upon the prior written consent of the Party providing such Biological Materials.

Section 3.5 Clinical Supply.

(a) MERRIMACK shall manufacture and supply (or have manufactured or supplied) clinical supplies of Licensed Product for use by the Parties in the development of Licensed Product on a delivery schedule and other customary supply terms and conditions as are mutually agreed by the Parties.

(b) Within [**] days following MERRIMACK’s invoice therefor, BAXTER shall pay MERRIMACK for [**] percent ([**]%) of all Manufacturing Costs for clinical supply of Licensed Product and Comparator Drug for Global Development Plan activities incurred by MERRIMACK (excluding, for clarity, costs associated with clinical supply of Licensed Product and Comparator Drug for development activities conducted pursuant to Section 3.2(b), Section 3.4(a) and Section 3.4(b), which shall be borne solely by the applicable Party). Notwithstanding Section 3.2(a), such Manufacturing Costs may include such costs incurred prior to the Effective Date by MERRIMACK for clinical supply of the Licensed Product used for Global Development Plan activities after the Effective Date.

Section 3.6 MERRIMACK Supply Agreement. On or before a date to be established by the JSC, but in no event later than [**] days after the Effective Date, MERRIMACK shall use Commercially Reasonable Efforts and shall cooperate with BAXTER to become an approved BAXTER supplier and the Parties shall enter into a supply agreement (the “MERRIMACK Supply Agreement”) pursuant to which MERRIMACK will supply Drug Product to BAXTER. The terms of such MERRIMACK Supply Agreement shall be negotiated in good faith by the Parties and will contain customary terms and conditions that are consistent with this Agreement and the agreed-upon terms attached hereto as Exhibit D.

Section 3.7 Secondary Supply. Within [**] days after the Effective Date, BAXTER shall elect, and notify MERRIMACK of such election, either (a) to commit to establishing commercial scale manufacturing capabilities for Drug Product either directly or through a Third Party and, if BAXTER elects, Licensed Product, or (b) not to commit to establishing such capabilities. If BAXTER makes the election set forth in the foregoing clause (a), BAXTER shall thereafter use Commercially Reasonable Efforts to establish such capabilities at BAXTER’s sole expense and BAXTER and MERRIMACK shall enter into a supply agreement (the “BAXTER Supply Agreement”) pursuant to which BAXTER will supply Drug Product to MERRIMACK. The terms of such BAXTER Supply Agreement shall be negotiated in good faith by the Parties and will contain customary terms and conditions that are consistent with this Agreement and the agreed-upon terms attached hereto as Exhibit D. If BAXTER makes the election set forth in the foregoing clause (b), MERRIMACK will develop a plan for the construction of a facility to serve

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as a second Drug Product manufacturing facility, including a budget therefor. MERRIMACK will review such plan with the JSC (or appropriate working group of the JSC). MERRIMACK will have no obligation to pursue any such plan unless and until MERRIMACK secures financing for such plan that is satisfactory to MERRIMACK in its discretion, which financing may include BAXTER providing MERRIMACK with a line of credit, and such plan is otherwise satisfactory to MERRIMACK in its discretion.

Section 3.8 Technology Transfer. If BAXTER elects option (a) pursuant to Section 3.7, or at any time thereafter if BAXTER determines to establish its own commercial scale manufacturing, then MERRIMACK shall perform a technology transfer of MERRIMACK’s manufacturing process for the Drug Product and/or Licensed Product to BAXTER (or its designated Affiliate or CMO), which technology transfer shall be performed in accordance with a mutually agreed technology transfer plan, timeline and budget.

(a) As part of such technology transfer to BAXTER (or BAXTER’s designated Affiliate or CMO), MERRIMACK shall:

(i) subject to BAXTER’s prior approval of a budget, transfer to BAXTER (or BAXTER’s designated Affiliate or CMO) copies of Regulatory Filings and other Licensed Technology that are necessary or useful for BAXTER (or the Affiliate or CMO identified by BAXTER) to manufacture the Drug Product and/or Licensed Product, including manufacturing processes, analytical methods, specifications, protocols, assays, batch records, quality control data, transportation and storage requirements, and other manufacturing documentation or files (collectively, “Manufacturing Technology”); and

(ii) provide technical assistance to BAXTER (or BAXTER’s Affiliate or designated CMO) with respect to the use and implementation of such Manufacturing Technology as may be mutually agreed by the Parties.

(b) BAXTER shall pay MERRIMACK, within [**] days following MERRIMACK’s invoice, for (i) all internal costs of MERRIMACK personnel at the [**] FTE Rate, plus (ii) all out-of-pocket costs and expenses incurred by MERRIMACK, to the extent incurred in performing the technology transfer activities contemplated hereunder, and provided that all aforesaid costs and expenses do not exceed the amounts set forth in the corresponding budget set forth in the agreed technology transfer plan, it being understood that such approved budget shall incorporate into the budget an allowance of [**] percent ([**]%) for cost overruns, provided that such overruns, upon their occurrence, are appropriately documented and justified.

(c) The Parties will cooperate in good faith in undertaking all such technology transfer activities, including with respect to the scheduling and planning of associated meetings.

Section 3.9 Quality Agreement. In connection with the negotiation and execution of the MERRIMACK Supply Agreement or the BAXTER Supply Agreement, as applicable, the Parties shall also enter into a separate agreement governing the quality control, quality assurance and validation (the “Quality”) of any Drug Product and/or Licensed Product (as applicable) delivered to BAXTER under the MERRIMACK Supply Agreement or delivered to MERRIMACK under the BAXTER Supply Agreement (each a “Quality Agreement”). Any

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Quality Agreement shall be negotiated in good faith by the Parties, will contain customary terms and conditions that are consistent with this Agreement, and shall set forth the respective requirements, roles and responsibilities of the Parties.

Section 3.10 Development Reports. Each Party shall provide written reports to the other Party within [**] days after the end of each [**] month period (i.e., [**]) during each calendar year during the Term, setting forth in reasonable detail such Party’s and its Affiliates’ and sublicensees’ (a) activities and progress during such preceding [**] month period related to the pre-commercial research, development and manufacture of the Licensed Compound and Licensed Product(s), including [**].

Article IV

Regulatory Matters

Section 4.1 Overview; Regulatory Filings.

(a) BAXTER will prepare the Drug Approval Applications for the Licensed Territory and thereafter will maintain such Drug Approval Applications and resulting Marketing Authorizations. MERRIMACK will, if requested by BAXTER, assist BAXTER in preparing responses to any EMA inquiries during the review cycle for the First Indication until receipt of Marketing Authorization in the Licensed Territory.

(b) BAXTER will be responsible (in collaboration with MERRIMACK through the JSC) for the creation and control of a global dossier (the “Global Dossier”) using Electronic BAXTER Data Management Standards, which BAXTER shall use as the basis for all Drug Approval Applications and Regulatory Filings in the Licensed Territory, provided that the creation of such Global Dossier shall not be required to be pursued in any manner that results in delays in the development of the Licensed Product in the MERRIMACK Territory. The Parties agree to create such Global Dossier at BAXTER’s sole expense.

(c) Within [**] days following the Effective Date, MERRIMACK shall:

(i) transfer to BAXTER ownership of all Drug Approval Applications, Regulatory Approvals and Regulatory Filings submitted to any Regulatory Authority for the Licensed Compound and any Licensed Products that are in MERRIMACK’s name and Controlled by MERRIMACK in the Licensed Territory, provided that MERRIMACK shall not transfer to BAXTER any IND relating to clinical studies of the Licensed Compound or Licensed Product conducted by or on behalf of MERRIMACK; or

(ii) to the extent that such transfer is not permitted under applicable Laws, provide to BAXTER a right of reference or use to such Regulatory Approvals and Regulatory Filings.

(d) MERRIMACK shall retain all Regulatory Approvals and Regulatory Filings submitted to any Regulatory Authority for the Licensed Compound and any Licensed Product that are in MERRIMACK’s name and Controlled by MERRIMACK in the MERRIMACK Territory.

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(e) Subject to Section 4.1(c)(i) and Section 4.1(h), following the Effective Date, BAXTER shall own and be responsible for preparing, filing and maintaining all Regulatory Filings and Regulatory Approvals that are required for the research, development, manufacture, use, marketing or sale of the Licensed Compound and Licensed Product in the Licensed Territory, provided that:

(i) MERRIMACK shall provide BAXTER with assistance as may be reasonably requested by BAXTER for the maintenance of the Global Dossier;

(ii) MERRIMACK shall have a right of reference or use to such Regulatory Filings and Regulatory Approvals to the extent necessary for the conduct of MERRIMACK’s activities with respect to the Licensed Product in the MERRIMACK Territory (and MERRIMACK shall have the right to extend such right of reference or use to PharmaEngine);

(iii) BAXTER shall provide MERRIMACK with copies of material regulatory submissions to, and material communications with, Regulatory Authorities in the Licensed Territories and MERRIMACK shall have the right to review and comment on such submissions and communications, in each case as set forth in Section 4.2(a) below; and

(iv) BAXTER shall take such actions and otherwise cooperate with MERRIMACK as may be reasonably requested by MERRIMACK to enable MERRIMACK to conduct the clinical trials and perform other development, regulatory and manufacturing activities assigned to MERRIMACK under the Global Development Plan.

(f) Each Party will cooperate with the other Party with respect to any required correspondence with Regulatory Authorities required to transfer ownership of any Regulatory Filings pursuant to this Section 4.1.

(g) BAXTER shall pay MERRIMACK, within [**] days following MERRIMACK’s monthly invoice, [**] expenses incurred by MERRIMACK pursuant to this Section 4.1, including (i) [**] at the [**] FTE Rate, plus (ii) [**] incurred by MERRIMACK, with respect to each of clause (i) and (ii) to the extent incurred in transferring to BAXTER Regulatory Approvals and Regulatory Filings (or providing BAXTER with a right of reference thereto) and providing regulatory assistance to BAXTER.

(h) Following the Effective Date, MERRIMACK shall own and be responsible for preparing, filing and maintaining all Regulatory Filings and Regulatory Approvals that are required for the research, development, manufacture, use, marketing or sale of the Licensed Compound and Licensed Product in the MERRIMACK Territory, as well as any IND relating to clinical studies of the Licensed Compound or Licensed Product conducted by or on behalf of MERRIMACK, provided that:

(i) BAXTER shall provide MERRIMACK with assistance as may be reasonably requested by MERRIMACK with respect to Regulatory Filings in accordance with the Global Development Plan in the MERRIMACK Territory for which BAXTER shall be reimbursed based on the [**] FTE Rate and all reasonably incurred expenses;

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(ii) BAXTER shall have a right of reference and right to use such Regulatory Filings and Regulatory Approvals to the extent necessary for the conduct of BAXTER’s activities under this Agreement, in the Licensed Territory;

(iii) MERRIMACK shall provide BAXTER with copies of all regulatory submissions to, and material communications with, Regulatory Authorities in the Licensed Territories and BAXTER shall have the right to review and comment on such submissions and communications as to the Licensed Territory, in each case as set forth in Section 4.2(a) below; and

(iv) MERRIMACK shall take such actions and otherwise cooperate with BAXTER as may be reasonably requested by BAXTER to enable BAXTER to conduct the clinical trials and perform other development, regulatory and manufacturing activities assigned to BAXTER under the Global Development Plan; provided, however, that MERRIMACK shall serve as the “sponsor” for all clinical trials contemplated by the Global Development Plan.

Section 4.2 Communications with Regulatory Authorities.

(a) Following the Effective Date, subject to Section 4.1(c)(i) and Section 4.1(h), BAXTER shall be responsible for all submissions to, and communications and interactions with, Regulatory Authorities in the Licensed Territory with respect to the Licensed Compound and Licensed Product, provided that:

(i) BAXTER shall keep MERRIMACK promptly informed regarding BAXTER’s (or its Affiliate’s or sublicensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities in the Licensed Territories with respect to the Licensed Compound and all Licensed Products, including any changes to such strategy, submissions or communications;

(ii) BAXTER shall provide MERRIMACK with copies, for information, of material regulatory submissions to, and material communications with, any Regulatory Authorities in the Licensed Territories relating to the Licensed Compound and Licensed Products and MERRIMACK shall have an opportunity to review in advance and comment on all such planned regulatory submissions; and

(iii) BAXTER shall give due consideration in good faith to incorporating any and all comments provided by MERRIMACK on any planned regulatory submissions to, or material communications with, any Regulatory Authorities in the Licensed Territory with respect to such clinical trial (or the results thereof) or the Licensed Compound or Licensed Product used in such clinical trial, unless such comments are unreasonable.

(b) Following the Effective Date, MERRIMACK shall be responsible for all submissions to, and communications and interactions with, Regulatory Authorities in the MERRIMACK Territory with respect to the Licensed Compound and Licensed Product, provided that as to any human clinical trial for the Licensed Compound or Licensed Product for a given indication conducted or to be conducted under the Global Development Plan, MERRIMACK shall give due consideration in good faith to incorporating any and all comments provided by BAXTER on any planned regulatory submissions to, or material communications with, any Regulatory Authorities in the MERRIMACK Territory with respect to such clinical trial, unless such comments are unreasonable.

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(c) In addition to each Party’s rights and obligations under clauses (a) and (b), each Party shall provide the other Party, if feasible, with reasonable advance notice of any material meeting or substantive telephone conference with any regulatory agency in the Licensed Territory or MERRIMACK Territory (including the FDA, MHLW or EMA) relating to the Licensed Compound or Licensed Product(s).

(d) Without limiting the generality of any of the foregoing in this Section 4.2(d), each Party shall also promptly provide the other Party with a copy of all material correspondence that such Party (or its Affiliate or sublicensee) receives from, or submits to, any Regulatory Authorities in the Licensed Territory or MERRIMACK Territory, as applicable, including contact reports concerning conversations or substantive meetings, contact reports of all Regulatory Authority interactions concerning conversations or substantive meetings, all IND annual reports (including any equivalent filings outside the US), manufacturing-related regulatory submissions and correspondence, development safety update reports and cover letters of all agency submissions (it being understood that either Party may request, and shall then receive, copies of all attachments to any such cover letters) relating to the Licensed Compound or Licensed Product(s), each to the extent material. Each Party shall also provide the other Party with any meeting minutes that such Party prepares that reflect material communications with any Regulatory Authorities in the Licensed Territory or MERRIMACK Territory, as applicable, regarding the Licensed Compound or Licensed Product(s).

(e) The Parties will cooperate in providing technical regulatory expertise for assistance in developing the submission strategy for Regulatory Filings and defining technical content in the Licensed Territory. Each Party shall designate a global regulatory affairs representative to represent it in connection with such Regulatory Filings. Each such representative or such representative’s designee along with other subject matter experts (as needed) will be invited to attend critical meetings with Regulatory Authorities associated with the submission of Regulatory Filings for Licensed Products in the Licensed Territory.

Section 4.3 Product Withdrawals and Recalls. If any Regulatory Authority (a) threatens, initiates or advises any action to remove any Licensed Product from the market in either the Licensed Territory or the MERRIMACK Territory, or (b) requires or advises either Party or such Party’s Affiliates or sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Licensed Product, then the Party receiving notice from the Regulatory Authority shall notify the other Party of such event within [**] Business Days (or sooner if required by applicable Laws) after such Party becomes aware of the action, threat, advice or requirement. The JSC will discuss and attempt to agree upon whether to recall or withdraw a Licensed Product in the Licensed Territory or the MERRIMACK Territory, as applicable; provided, however, that if the Parties fail to agree within an appropriate time period or if the matter involves a safety issue that, in order to protect patient safety, does not allow for sufficient time for a discussion at the JSC level (in which event the holder of the Drug Approval Application or Marketing Authorization for the Licensed Product at issue shall nonetheless provide advance notice and consultation with the other Party to the maximum practical extent prior to making a decision), either (i) [**] shall decide whether to recall or withdraw such

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Licensed Product in the [**] Territory and shall undertake any such recall or withdrawal at its own cost and expense, except as may otherwise be provided in the MERRIMACK Supply Agreement, or (ii) [**] shall decide whether to recall or withdraw such Licensed Product in the [**] Territory and shall undertake any such recall or withdrawal at its own cost and expense, except as may otherwise be provided in the BAXTER Supply Agreement. Notwithstanding the foregoing, MERRIMACK’s compliance with this Section 4.3 shall be subject to PharmaEngine’s rights with respect to withdrawals and recalls of Licensed Product in the PharmaEngine Territory as set forth in Section 5.5 of the PharmaEngine Collaboration Agreement and MERRIMACK shall be responsible for any communication to PharmaEngine as required by Section 5.5 of the PharmaEngine Collaboration Agreement, provided that BAXTER shall not prevent or otherwise obstruct such communication and BAXTER shall cooperate to provide MERRIMACK with timely information as may be needed for MERRIMACK to comply with such obligations.

Section 4.4 Pharmacovigilance; Safety Data Reporting. The collaboration between the Parties will involve exchanging safety information and adverse events for the Licensed Product. Therefore, the Parties agree to enter into negotiations to set up, if required, a detailed safety data exchange agreement (the “SDEA”) in due time (i.e., prior to the start of clinical development or Commercialization by BAXTER) to arrange access by BAXTER to the pharmacovigilance database for the Licensed Product, which shall be owned by MERRIMACK, and any future pharmacovigilance exchange between the Parties when relevant (e.g., in the case where MERRIMACK is sponsoring clinical studies or co-developing Licensed Product(s)). Each Party shall ensure, through its JSC representatives or designated personnel, that the competent pharmacovigilance groups or personnel from such Party begin to negotiate and establish the appropriate SDEA no later than [**] months before BAXTER commences clinical development or Commercialization hereunder. The SDEA shall be negotiated in good faith between the pharmacovigilance departments of each Party. The SDEA shall define the roles and responsibilities of both Parties in terms of pharmacovigilance and define the detailed safety exchange required to permit compliance by both Parties with safety reporting requirements to Regulatory Authorities and other entities in their respective territories and ensure worldwide safety surveillance.

Section 4.5 Regulatory Compliance. Each Party agrees that in performing its obligations under this Agreement, (a) it shall comply in all material respects with all applicable FDA, EMA and MHLW requirements and standards, including FDA’s and EMA’s current Good Manufacturing Practices and Good Clinical Practices, and (b) it will not employ or use the services of any person that has been debarred under Section 306(a) or 306(b) of the US Federal Food, Drug, and Cosmetic Act or excluded by the US Department of Health and Human Services from participation in federal healthcare programs.

Article V

Commercialization

Section 5.1 Overview. Subject to the terms and conditions of this Agreement and BAXTER’s compliance with the Global Marketing and Commercialization Principles approved by the JSC, BAXTER will have sole responsibility for the Commercialization of Licensed Products in the Field in the Licensed Territory, including all costs and expenses relating thereto, and for booking sales of Licensed Products throughout the Licensed Territory.

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Section 5.2 Commercialization Reports. With respect to each Licensed Product developed pursuant to this Agreement, commencing with the calendar year in which an application for Marketing Authorization is first filed with respect to such Licensed Product in any Licensed Sub-Territory, and for each subsequent calendar year thereafter, BAXTER shall provide to MERRIMACK for MERRIMACK’s review and comment, within [**] days following the end of each [**] month period (i.e., [**]) during each calendar year during the Term, a written report setting forth in reasonable detail BAXTER’s and its Affiliates’ and sublicensees’ (a) activities and progress during such preceding [**] month period related to the Commercialization of the Licensed Compound and Licensed Products, including [**].

Section 5.3 Product Labeling. To the extent permitted under applicable Laws, all Licensed Products sold in the Licensed Territory shall carry the BAXTER name and logo on the product label. If required by applicable Laws in any specific country or jurisdiction, all Licensed Products sold in such specific country or jurisdiction shall state on the product label and written promotional material that the Licensed Product is licensed from MERRIMACK.

Article VI

Diligence; Right of First Negotiation

Section 6.1 Diligence Obligations; Development and Commercialization Activities.

(a) BAXTER shall use Commercially Reasonable Efforts to research, develop, obtain all necessary Regulatory Approvals for and, upon receipt of such Regulatory Approvals, Commercialize the Licensed Product in each of the Licensed Sub-Territories, except to the extent BAXTER has terminated this Agreement with respect to a particular Licensed Sub-Territory pursuant to Section 12.4, in which case BAXTER will be relieved of its obligations to use Commercially Reasonable Efforts in such terminated Licensed Sub-Territory.

(b) BAXTER’s obligations to use Commercially Reasonable Efforts under Section 6.1(a) hereof shall require and shall be deemed to be satisfied:

(i) in the EU if BAXTER uses Commercially Reasonable Efforts to develop, obtain necessary Regulatory Approvals for and Commercialize [**] such Licensed Product for each indication for which the Licensed Product is being developed pursuant to the Global Development Plan in any [**] of the Major EU Countries;

(ii) in the Licensed Asian Territory if BAXTER uses Commercially Reasonable Efforts to develop, obtain necessary Regulatory Approvals for and Commercialize (including by commercially launching within [**] days of receipt of Marketing Authorization) such Licensed Product for each indication for which the Licensed Product is being developed pursuant to the Global Development Plan in any [**] of the Major Asian Countries; and

(iii) in the ROW Territory if BAXTER uses Commercially Reasonable Efforts to develop, obtain necessary Regulatory Approvals for and Commercialize (including by commercially launching within [**] days of receipt of Marketing Authorization) such Licensed Product for each indication for which the Licensed Product is being developed pursuant to the Global Development Plan in any [**] of the Major ROW Countries;

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provided, however, that any particular subsection (i), (ii) or (iii) does not need to be satisfied in order to fully satisfy this Section 6.1(b) if BAXTER terminates this Agreement pursuant to Section 12.4 with respect to the Licensed Sub-Territory corresponding to such particular subsection, and further provided that successfully achieving Regulatory Approvals and Commercialization of Licensed Products as set forth in the foregoing shall not be required to satisfy the foregoing (i.e., the use of Commercially Reasonable Efforts to achieve the foregoing objectives will satisfy such obligations).

(c) BAXTER shall not be in breach of the obligations set forth in Section 6.1(a) to the extent that BAXTER’s failure to develop, obtain necessary Regulatory Approvals for and Commercialize a Licensed Product results from (i) the occurrence of a supply failure or breach under the MERRIMACK Supply Agreement or any other failure of MERRIMACK to supply material amounts of Drug Product, (ii) any recall, withdrawal or field correction ordered by a Regulatory Authority or undertaken by BAXTER or MERRIMACK in accordance with this Agreement, or (iii) the occurrence of an event of force majeure (in which case the Parties shall have the rights and obligations set forth in Section 15.6).

Section 6.2 Right of First Negotiation. MERRIMACK hereby grants to BAXTER a right of first negotiation to obtain rights to MM-111, MM-141 and MM-302 (collectively, the “ROFN Programs”, each a “ROFN Program”) outside of the US or with regard to any Licensing Opportunity (as defined below) that includes any territory outside of the US during the Term of this Agreement on the terms and conditions set forth in this Section 6.2.

(a) If MERRIMACK intends to begin negotiations with a Third Party (other than contract research organizations, other services providers and other Third Parties to which MERRIMACK does not grant commercialization rights) to grant an exclusive or non-exclusive Commercialization license to such Third Party to develop and commercialize any ROFN Program in the Field outside of the US (the “Licensing Opportunity”), MERRIMACK shall provide written notice of such intent to BAXTER and BAXTER shall notify MERRIMACK in writing within [**] days (the “Response Period”) as to whether BAXTER has a bona fide interest in discussing the Licensing Opportunity and wishes to receive further data and information relating to the Licensing Opportunity on a confidential basis. Such written notice from MERRIMACK shall include a reasonable summary of scientific data relevant to the use, safety, efficacy and any other matters as MERRIMACK can reasonably provide on a non-confidential basis relating to such Licensing Opportunity, to allow BAXTER to assess its interest in discussing the Licensing Opportunity.

(b) If, before the expiration of the Response Period, BAXTER indicates in writing that it is interested in discussing the Licensing Opportunity, MERRIMACK shall provide BAXTER with confidential data and information within [**] days, and BAXTER shall have an additional [**] days (the “Additional Response Period”) to notify MERRIMACK in writing as to whether BAXTER wishes to enter into exclusive negotiations with MERRIMACK regarding such Licensing Opportunity; provided, however, that the Additional Response Period may be extended by BAXTER for up to an additional [**] days if the Licensing Opportunity relates to more than one ROFN Program.

CONFIDENTIAL	EXECUTION VERSION

(c) If, before the expiration of the Additional Response Period, BAXTER indicates in writing that it is interested in entering into exclusive negotiations regarding the Licensing Opportunity, the Parties agree to negotiate a license to develop and Commercialize the ROFN Program in the Field outside of the US, exclusively, for a period of [**] days commencing on the date of BAXTER’s indication of interest pursuant to this Section 6.2(c) (the “Negotiation Period”); provided, however, that the Negotiation Period may be extended by BAXTER for up to an additional [**] days if the Licensing Opportunity relates to more than one ROFN Program.

(d) If:

(i) BAXTER does not indicate before the expiration of the Response Period or the Additional Response Period, as the case may be, that it is interested in discussing the Licensing Opportunity;

(ii) BAXTER indicates before the expiration of the Response Period or the Additional Response Period, as the case may be, that it has no interest in the Licensing Opportunity; or

(iii) BAXTER indicates such an interest before the expiration of the Response Period and Additional Response Period but the Parties do not enter into a definitive agreement with respect to the Licensing Opportunity prior to the expiration of the Negotiation Period;

then BAXTER’s right to negotiate the terms of, or enter into an agreement with respect to, the Licensing Opportunity with MERRIMACK under this Section 6.2 shall terminate and have no further force or effect, and MERRIMACK shall be free to negotiate and enter into a transaction relating to the Licensing Opportunity with any Third Party(-ies).

(e) In consideration of the rights granted to BAXTER and MERRIMACK’s obligations as set forth in this Agreement, including the rights granted to BAXTER under this Section 6.2, BAXTER agrees to the restrictions described in Exhibit E.

Article VII

Grant of Licenses

Section 7.1 License Grants from MERRIMACK to BAXTER. Subject to the terms and conditions of this Agreement, including Section 7.2(b), MERRIMACK hereby grants to BAXTER:

(a) a royalty-bearing, exclusive right and license under the Licensed Intellectual Property, to research, have researched, develop, have developed, make, have made, use, offer for sale, sell, have sold and import the Licensed Compound and Licensed Products in the Field in the Licensed Territory, provided that MERRIMACK reserves the right to (i) conduct research and development activities in the Licensed Territory solely to support the research, development and Commercialization of the Licensed Compound and Licensed Products in the MERRIMACK Territory, and (ii) manufacture the Licensed Compound and Licensed Products inside the Licensed Territory solely for use and distribution in the MERRIMACK Territory; and

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(b) a royalty-bearing, non-exclusive right and license in the Field in the MERRIMACK Territory under the Licensed Intellectual Property and counterparts thereto in the MERRIMACK Territory Controlled by MERRIMACK, (i) to the extent necessary for BAXTER to perform its obligations under the Global Development Plan, and (ii) to research, develop and manufacture (or have manufactured) the Licensed Compound and Licensed Products in the MERRIMACK Territory solely in support of research, development and Commercialization of the Licensed Compound and Licensed Products within the Licensed Territory.

The licenses granted to BAXTER under this Section 7.1 shall be (i) sublicenseable by BAXTER only in accordance with Section 7.3(a) and Section 7.3(c) and (ii) transferable by BAXTER only in accordance with Section 15.2.

Section 7.2 License Grants from BAXTER to MERRIMACK. Subject to the terms and conditions of this Agreement, including Section 7.1(b), BAXTER hereby grants to MERRIMACK:

(a) a fully paid-up, royalty-free, exclusive right and license under the BAXTER Intellectual Property that is related to the Licensed Compound and Licensed Products and developed during the Term, to research, have researched, develop, have developed, make, have made, use, offer for sale, sell, have sold, import and export the Licensed Compound and Licensed Products in the Field in the MERRIMACK Territory, provided that BAXTER reserves the right to (i) conduct research and development activities in the MERRIMACK Territory solely to support the research, development and commercialization of the Licensed Compound and Licensed Products in the Licensed Territory, and (ii) manufacture the Licensed Compound and Licensed Products in the MERRIMACK Territory solely for use and distribution within the Licensed Territory; and

(b) a fully paid-up, royalty-free, non-exclusive right and license in and outside the Field in the Licensed Territory under the BAXTER Intellectual Property that is related to the Licensed Compound and Licensed Products and developed during the Term, (i) to the extent necessary for MERRIMACK to perform its obligations under the Global Development Plan, and (ii) to research, develop and manufacture the Licensed Compound and Licensed Products in the Licensed Territory solely in support of research, development and Commercialization of the Licensed Compound and Licensed Products in the MERRIMACK Territory.

The licenses granted to MERRIMACK under this Section 7.2 shall be (i) sublicenseable by MERRIMACK only in accordance with Section 7.3(b) and Section 7.3(c) and (ii) transferable by MERRIMACK only in accordance with Section 15.2.

Section 7.3 Sublicense Rights.

(a) On a country-by-country basis, prior to obtaining Marketing Authorization for the Licensed Product in any applicable country within the Major Asian Countries, Major EU Countries or Major ROW Countries, [**]. On a country-by-country basis, either (i) following receipt of Marketing Authorization for the Licensed Product in any applicable country within the Major Asian Countries, Major EU Countries or Major ROW Countries, or (ii) at any time after the Effective Date within any applicable country that is not a Major Asian Country, Major EU

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Country or Major ROW Country, BAXTER shall have the right to sublicense any of its rights under Section 7.1. Any sublicense granted by BAXTER shall be subject to the terms of this Agreement, including Section 7.3(c).

(b) Subject to the terms of this Agreement, including Section 7.3(c), MERRIMACK shall have the right to grant sublicenses of any of its rights under Section 7.2.

(c) Any sublicense granted under this Agreement shall be pursuant to a written agreement that imposes on such sublicensee obligations that are at least as restrictive as all relevant restrictions and limitations set forth in this Agreement, including the confidentiality provisions of Article X and, in the case of BAXTER, to the extent applicable to the sublicensed rights, diligence obligations with respect to the sublicensed territory that are sufficient to enable BAXTER to satisfy its diligence obligations under Section 6.1. If either Party grants a sublicense to a Third Party as permitted by this Section 7.3, then such sublicensing Party shall provide the other Party prompt written notice thereof. The sublicensing Party shall provide the non-sublicensing Party with an executed copy of any such sublicense (redacted as the sublicensing Party may reasonably determine to protect confidential or commercially sensitive information, provided that the sublicensing Party may not redact any information that is necessary for the non-sublicensing Party to determine whether such sublicense meets the requirements of this Agreement). Except as otherwise agreed by the Parties in writing, each Party shall be jointly and severally responsible with its sublicensees to the other Party for failure by its sublicensees to comply with this Agreement. Any sublicense shall terminate upon the termination or expiration of this Agreement.

Section 7.4 Compliance with Third Party Agreements.

(a) The grants by MERRIMACK under Licensed Intellectual Property set forth in Section 7.1 include the sublicense of certain Licensed Intellectual Property that is owned by PharmaEngine. BAXTER’s rights and licenses under, or with respect to, Licensed Intellectual Property, including any prosecution or enforcement undertaken by the Parties pursuant to Article IX, are limited with respect to the rights granted to MERRIMACK under the PharmaEngine Collaboration Agreement and are subject to all applicable restrictions, limitations and obligations imposed on MERRIMACK or its sublicensees in Sections 4.2(b), 4.2(d), 4.4, 5.2(c), 5.4, 5.5, 8.3, 8.4(b) and 9.7 (the “Flow-Through Sections”) of such PharmaEngine Collaboration Agreement; provided, however, if the Flow-Through Sections require communication with PharmaEngine, that MERRIMACK shall be responsible for such communication but BAXTER shall not prevent or otherwise obstruct such communication and BAXTER shall cooperate to provide MERRIMACK with timely information as may be needed for MERRIMACK to comply with such obligations. BAXTER shall comply, and cause its Affiliates and sublicensees to comply, with all of the Flow-Through Sections. For the avoidance of doubt, the Flow-Through Sections specifically do not include any payment obligations.

(b) The Flow-Through Sections of the PharmaEngine Collaboration Agreement shall be deemed to be included in this Agreement and BAXTER shall cooperate with MERRIMACK as reasonably requested by MERRIMACK to enable MERRIMACK to comply with such provisions.

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(c) MERRIMACK shall be solely responsible for paying all amounts due pursuant to the PharmaEngine Collaboration Agreement; provided, however, that if MERRIMACK fails to pay amounts due under the PharmaEngine Collaboration Agreement as a consequence of BAXTER failing to pay amounts payable by BAXTER to MERRIMACK hereunder in breach of this Agreement (which failure to pay materially contributes to MERRIMACK’s inability to pay PharmaEngine), then MERRIMACK shall not have any liability to BAXTER hereunder for MERRIMACK’s failure to pay such amounts.

(d) Upon a claim of breach of the PharmaEngine Collaboration by PharmaEngine, MERRIMACK and BAXTER shall discuss in good faith a mutually agreeable solution to remedy such claim of breach which solution may, if mutually agreed by the Parties, include the assumption by BAXTER and/or one of its Affiliates of the obligation to make any required payments related to the Licensed Technology and Licensed Patent Rights directly to PharmaEngine. MERRIMACK shall indemnify BAXTER for any such amounts paid by BAXTER to PharmaEngine, which may, at BAXTER’s option, be credited against any amounts otherwise due or payable in the future from BAXTER to MERRIMACK hereunder.

Section 7.5 Retained Rights. Notwithstanding the rights and licenses granted to BAXTER in Section 7.1, MERRIMACK retains rights under the Licensed Technology and Licensed Patent Rights to the extent necessary for MERRIMACK to perform its obligations and exercise its rights under this Agreement.

Section 7.6 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

Section 7.7 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Article VIII

Financial Provisions

Section 8.1 Upfront Payment. BAXTER shall pay to MERRIMACK a one-time, non-refundable, non-creditable fee of One Hundred Million Dollars (US$100,000,000) within [**] Business Days of the Effective Date.

CONFIDENTIAL	EXECUTION VERSION

Section 8.2 Research and Development Milestones

(a) BAXTER shall pay to MERRIMACK the following amounts for achievement of the following milestones:

	Research and Development Milestone Event	US Dollars

(i)	[**]	$	[**]

(ii)	[**]	$	[**]

(iii)	[**]	$	[**]

(iv)	[**]	$	[**]

(v)	[**]	$	[**]

	TOTAL		$100,000,000

(b) Each milestone payment set forth in this Section 8.2 shall be payable by BAXTER upon the achievement of the related milestone event by MERRIMACK or any of its Affiliates, and MERRIMACK shall provide notice to BAXTER promptly upon achievement of such milestone event within [**] days from such achievement. MERRIMACK shall prepare and provide BAXTER with a corresponding invoice and BAXTER shall pay MERRIMACK each such milestone payment within [**] days after receipt of such invoice.

(c) With respect to milestone events set forth in Section 8.2(a)(iii), Section 8.2(a)(iv) and Section 8.2(a)(v), the JSC shall determine prior to the initiation of each clinical study in the Global Development Plan whether such clinical study is intended to become a Pivotal Clinical Study. Notwithstanding the foregoing, if a clinical study is reflected in the Global Development Plan as a clinical study that is intended to provide the basis for an application for Marketing Authorization, then such clinical study shall be deemed to be a Pivotal Clinical Study. If a clinical study that was not considered to be a Pivotal Clinical Study upon first dosing becomes a Pivotal Clinical Study after the first dosing in such study, then the applicable milestone event shall be deemed achieved and become payable at such time.

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Section 8.3 Regulatory Milestones.

(a) BAXTER shall pay to MERRIMACK the following amounts for achievement of the following milestones:

		First Indication	Second Indication	For Each of Two Other Indications
on an indication-by- indication basis
	Regulatory Milestone Event	US Dollars

(i)	[**]	[**]	[**]	[**]

(ii)	[**]	[**]	[**]	[**]

[**]

(iii)	[**]	[**]	[**]	[**]

[**]

(iv)	[**]	[**]	[**]	[**]

[**]

(v)	[**]	[**]	[**]	[**]

[**]

(vi)	[**]	[**]	[**]	[**]

[**]

(vii)	[**]	[**]	[**]	[**]

	TOTAL	$120,000,000	$200,000,000	$100,000,000 per indication, up to a maximum of $200,000,000

(b) With respect to the milestone events for the First Indication, if [**], then (i) the milestone set forth in Section 8.3(a)(ii) for the First Indication shall be reduced from $[**] to $[**] and (ii) the milestone payment set forth in Section 8.3(a)(iii) for the First Indication shall be reduced from $[**] to $[**]. Upon the [**], the amount of $[**] shall be paid to MERRIMACK in accordance with this Section 8.3.

(c) Each milestone payment set forth in this Section 8.3 shall be payable by BAXTER upon the achievement of the related milestone event by BAXTER or any of its Affiliates or sublicensees, and BAXTER shall provide notice to MERRIMACK promptly upon achievement of such milestone event within [**] days from such achievement. Upon receipt of BAXTER’s notice that a milestone event has been achieved or achievement by MERRIMACK or its Affiliates of a milestone event, MERRIMACK shall prepare and provide BAXTER with the corresponding invoice and BAXTER shall pay MERRIMACK each such milestone payment within [**] days after receipt of such invoice.

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(d) With respect to the regulatory events set forth in clause (i) of the table set forth in Section 8.3(a) above, the Parties acknowledge that they anticipate that [**]. Notwithstanding the foregoing, in the event that [**], the regulatory event set forth in clause (i) of the table set forth in Section 8.3(a) above shall be deemed to have been achieved upon the [**].

Section 8.4 Sales Milestones.

(a) As to each Licensed Product, BAXTER shall pay MERRIMACK the following one-time Net Sales milestones, on a Licensed Product-by-Licensed Product basis:

Sales Milestone Event for Licensed Product		US Dollars

(i)	Total Licensed Territory Net Sales for such Licensed Product exceed $[**] in any four (4) consecutive calendar quarters	[**]

(ii)	Total Licensed Territory Net Sales for such Licensed Product exceed $[**] in any four (4) consecutive calendar quarters	[**]

(iii)	Total Licensed Territory Net Sales for Licensed Product exceed $[**] in any four (4) consecutive calendar quarters	[**]

(iv)	Total Licensed Territory Net Sales for Licensed Product exceed $[**] in any four (4) consecutive calendar quarters	[**]

	TOTAL	$250,000,000

(b) Each milestone payment set forth in Section 8.4(a) shall be payable by BAXTER only one time upon the achievement of the related milestone event by BAXTER and its Affiliates or sublicensees, and BAXTER shall provide notice to MERRIMACK of such achievement concurrently with BAXTER’s royalty report pursuant to Section 8.5(e) for the calendar quarter in which such milestone event is achieved. BAXTER shall pay MERRIMACK each such milestone payment together with BAXTER’s royalty payment pursuant to Section 8.5(e) for the calendar quarter in which the related milestone event is achieved.

(c) For purposes of clarity, more than one of the Net Sales milestones set forth above may be earned in the same four (4) consecutive calendar quarter period with respect to a Licensed Product. For example, if total Licensed Territory Net Sales with respect to a given Licensed Product have not achieved any of the lower sales milestone thresholds set forth in clause (i) or (ii) of Section 8.4(a) above in any previous four (4) consecutive calendar quarter period, but total Licensed Territory Net Sales with respect to such Licensed Product exceed $[**] in a subsequent four (4) consecutive calendar quarter period, then all three milestone payments, totaling $[**], payable upon achievement of the sales milestone thresholds set forth in clause (i), (ii) and (iii) of Section 8.4(a) above shall become payable to MERRIMACK hereunder.

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Section 8.5 Royalties.

(a) Royalty Rate for Licensed Territory. As to each Licensed Product sold in the Licensed Territory, subject to adjustment under the remainder of this Section 8.5, BAXTER shall pay MERRIMACK royalties on aggregate annual (calendar year) Net Sales of such Licensed Product in the Licensed Territory, at the incremental royalty rates set forth below, on a Licensed Product-by-Licensed Product basis:

Aggregate Annual Net Sales (in US Dollars) for such Licensed Product in the Licensed Territory	Royalty Rates as a Percentage (%) of Net Sales

Portion of calendar year Net Sales up to and including $[**]	[**]

Portion of calendar year Net Sales that exceeds $[**], up to and including $[**]	[**]

Portion of calendar year Net Sales that exceeds $[**], up to and including $[**]	[**]

Portion of calendar year Net Sales that exceeds $[**]	[**]

For example, if aggregate annual Net Sales of a given Licensed Product in the Licensed Territory for a given calendar year are US$[**], then the royalty payable to MERRIMACK on such Net Sales of such Licensed Product in the Licensed Territory under this Section 8.5(a) for that year would be US$[**], which is calculated as follows: [**].

(b) Royalty Term. BAXTER’s obligation to pay the applicable royalties payable to MERRIMACK under Section 8.5(a) above (as the royalty rates applicable under each of the foregoing may be reduced by Section 8.5(c)) shall expire on a country-by-country and Licensed Product-by-Licensed Product basis, upon the latest of (i) the last to expire Valid Claim of a Licensed Patent (including, for the avoidance of doubt, any Joint Patent Rights) in such country that Covers the manufacture, Commercialization or therapeutic use of such Licensed Product in the Licensed Field in such country, taking into consideration all applicable patent extensions, (ii) the expiration of all applicable Regulatory Exclusivity for such Licensed Product in the Licensed Field in such country, or (iii) ten (10) years from the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

(c) Third Party Licenses.

(i) Third Party License Costs. Subject to Section 8.5(c)(iii), BAXTER shall be responsible for the costs, including royalties, milestones and fees, of all Third Party licenses entered into by BAXTER with Third Parties after the Effective Date. If BAXTER, in the opinion of reputable patent counsel, is required to obtain a license under any Third Party Patent Rights in order to manufacture, use, offer for sale, sell or import the Licensed Compound or Licensed Products in the Licensed Territory hereunder (each such arrangement, a “Third Party License”), and the costs, including royalties, milestones and fees, of all such Third Party Licenses (“Third Party License Costs”). The Parties agree that BAXTER shall take the

CONFIDENTIAL	EXECUTION VERSION

lead in negotiating and entering into any Third Party Licenses after the Effective Date, provided that [**] percent ([**]%) of the Third Party License Costs directly paid by BAXTER to the applicable licensors shall be subject to deduction by BAXTER pursuant to Section 8.5(c)(iii), and provided further that in the case of Third Party License Costs that are not payable solely with respect to the Licensed Compound or Licensed Products, BAXTER shall only be permitted to deduct the portion of such Third Party License Costs reasonably allocated to the Licensed Compound or Licensed Products.

(ii) Royalty Stacking. Subject to Section 8.5(c)(iii), BAXTER may deduct from any royalties that are subsequently due to MERRIMACK under this Agreement, on a Licensed Product-by-Licensed Product and country-by-country basis, up to [**] percent ([**]%) of any Third Party License Costs actually paid by BAXTER pursuant to Section 8.5(c)(i) above to BAXTER’s Third Party licensor(s) with respect to the Licensed Compound or Licensed Products in the Licensed Territory.

(iii) Limitation on Aggregate Deduction. Notwithstanding Section 8.5(c)(i) and Section 8.5(c)(ii), in no event shall the amount of any royalties payable to MERRIMACK pursuant to Section 8.5(a) be reduced to less than [**] percent ([**]%) of the amounts specified in Section 8.5(a), for the applicable calendar quarter, as a result of all reductions made under this Section 8.5; provided, however, any reductions of royalties for Third Party License Costs that are limited by this Section 8.5(c)(iii) shall be offset, subject to this Section 8.5(c)(iii), against future royalties payable to MERRIMACK in subsequent quarters.

(d) Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to the same unit of a Licensed Product.

(e) Royalty Reports and Payments. BAXTER shall deliver to MERRIMACK, within [**] days after the end of each calendar quarter, a reasonably detailed written accounting of Net Sales of Licensed Products, and royalties and sales milestone payments, if any, due to MERRIMACK for such calendar quarter. Such quarterly reports shall indicate [**]. When BAXTER delivers such accounting to MERRIMACK, BAXTER shall also deliver all royalty payments due hereunder to MERRIMACK for the calendar quarter.

Section 8.6 Reconciliation and Payment of Development Costs. Each Party shall pay to the other Party following the other Party’s invoice, the paying Party’s share of Development Costs and Manufacturing Costs incurred by the other Party in performing activities under the Global Development Plan pursuant to Article III in accordance with Section 8.9.

Section 8.7 Recordkeeping; Audit Rights.

(a) Audits by MERRIMACK. BAXTER shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [**] years of any Development Costs or Manufacturing Costs incurred in the conduct of development and manufacturing activities hereunder or sales of Net Sales of Licensed Products to which royalties or sales milestones attach hereunder. For the sole purpose of verifying amounts payable to or by MERRIMACK hereunder, MERRIMACK shall have the right [**] at MERRIMACK’s expense to retain an independent certified public accountant selected by MERRIMACK and reasonably

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acceptable to BAXTER, to review such records in the location(s) where such records are maintained by BAXTER, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both MERRIMACK and BAXTER. If the review reflects an underpayment of any amounts payable to MERRIMACK, such underpayment shall be remitted to MERRIMACK, within [**] days after the notification of the results and submission of an invoice by MERRIMACK to BAXTER, together with interest calculated in the manner provided in Section 8.10. If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, BAXTER shall pay all of the reasonable out of pocket expenses of such review. If the review reflects an overpayment of any amounts to MERRIMACK, the amount of such overpayment shall be refunded to BAXTER within [**] days of such review and submission of an invoice.

(b) Audits by BAXTER. MERRIMACK shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [**] years of any Development Costs or Manufacturing Costs incurred in the conduct of development and manufacturing activities hereunder, internal costs of MERRIMACK personnel at the applicable FTE Rate and out-of-pocket costs and expenses incurred by MERRIMACK in the conduct of research, development and regulatory activities under the Global Development Plan. For the sole purpose of verifying amounts payable to or by BAXTER hereunder, BAXTER shall have the right [**] at BAXTER’s expense to retain an independent certified public accountant selected by BAXTER and reasonably acceptable to MERRIMACK, to review such records in the location(s) where such records are maintained by MERRIMACK, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both MERRIMACK and BAXTER. If the review reflects an underpayment of any amounts payable to BAXTER, such underpayment shall be remitted to BAXTER, within [**] days after notification of the results and submission of an invoice by BAXTER to MERRIMACK, together with interest calculated in the manner provided in Section 8.10. If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, MERRIMACK shall pay all of the reasonable out of pocket expenses of such review. If the review reflects an overpayment of any amounts to BAXTER, the amount of such overpayment shall be refunded to MERRIMACK within [**] days after such review and submission of an invoice.

Section 8.8 Method of Payment. All amounts payable by a Party hereunder shall be paid by or on behalf of such paying Party in US Dollars. With respect to sales of Licensed Products invoiced in US Dollars, the royalties payable to MERRIMACK shall be expressed in US Dollars. With respect to sales of Licensed Products invoiced in a currency other than US Dollars, the royalties payable shall be expressed in their US Dollar equivalent, calculated using the applicable conversion rates for buying US Dollars published by Bloomberg on the last Business Day of the calendar month in which such sales were made. All payments due to a Party hereunder shall be made by wire transfer directly to an account designated by such Party.

Section 8.9 Invoices. Unless otherwise expressly stated in this Agreement, MERRIMACK shall invoice BAXTER on a monthly basis for costs or expenses that become due and payable to MERRIMACK hereunder, including Development Costs and Manufacturing Costs, internal costs of MERRIMACK personnel at the applicable FTE Rate and out-of-pocket

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costs and expenses incurred by MERRIMACK in the conduct of MERRIMACK’s activities under this Agreement, Third Party License Costs and patent preparation, filing, prosecution and maintenance costs and expenses, and BAXTER shall pay MERRIMACK such invoiced amount within [**] days following receipt thereof. The foregoing shall apply reciprocally with respect to any costs invoiced by BAXTER to MERRIMACK.

Section 8.10 Late Payments. Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest at the lesser of (a) [**] as announced on the date such payment is due, or (b) the highest rate permitted by applicable Laws, calculated on the number of days such payments are overdue and compounded monthly. In addition, the Party responsible for paying shall reimburse the payee Party for all costs and expenses, including attorneys’ fees and legal expenses, incurred in the collection of late payments, provided that the foregoing shall not apply with respect to payments disputed in good faith by the paying Party unless the payee Party is successful in such dispute or the paying Party ceases to dispute such payments.

Section 8.11 Tax Withholding.

(a) All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 8.11. The Parties agree to cooperate with one another and use reasonable efforts to minimize under applicable Law obligations for any and all income or other taxes required by Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by Law, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and, if available, evidence of such payment shall be secured and sent to the Recipient Party within [**] days of such payment. The Paying Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes.

(b) Notwithstanding anything to the contrary herein:

(i) Either BII, BHC or BHSA will make all payments under this Agreement to MERRIMACK;

(ii) based on MERRIMACK being a US corporation and thus, a resident of the United States as that term is defined in Article 4 of the US-Switzerland Income Tax Treaty, if BHSA makes any payment to MERRIMACK under this Agreement, BHSA will take the position that any such payment is treated for all tax purposes as being sourced in Switzerland and being a royalty exempt from Withholding Taxes pursuant to Article 12 of the US-Switzerland Income Tax Treaty, provided that MERRIMACK shall have provided BHSA on a timely basis with the documentation required to support such an exemption, and provided further there are no changes to the treaty that would affect the exemption; and

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(iii) if there is an assignment of this Agreement by BAXTER or the payment of any amount hereunder by a party other than BAXTER that results in the imposition of a Withholding Tax then there will be an obligation on the party making such payment and BAXTER to increase or “gross up” any payments made hereunder so that the net amount paid, after deduction of Withholding Taxes, shall equal the amount that would have been paid if no Withholding Taxes had been imposed.

Section 8.12 Blocked Payments. In the event that, by reason of applicable Laws in any country, it becomes impossible or illegal for BAXTER or its Affiliates or sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to MERRIMACK, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of MERRIMACK in a recognized banking institution designated by MERRIMACK or, if none is designated by MERRIMACK within a period of [**] days, in a recognized banking institution selected by BAXTER or its Affiliates or sublicensees, as the case may be, and identified in a notice in writing given to MERRIMACK. The foregoing shall apply reciprocally to any payment that would be due by MERRIMACK to BAXTER hereunder.

Article IX

Intellectual Property Ownership, Protection and Related Matters

Section 9.1 Ownership of Inventions.

(a) Solely-Owned Inventions. Each Party shall exclusively own all right, title and interest in and to all inventions made or conceived solely by the employees, agents, consultants or contractors of such Party or its Affiliates in the course of performing its activities under this Agreement and without relying on any Confidential Information received from the other Party.

(b) Joint Inventions. All inventions made or conceived jointly by employees, agents and consultants of MERRIMACK or its Affiliates, and employees, agents, consultants or contractors of BAXTER or its Affiliates, shall be owned jointly on the basis of each Party having an undivided interest in the whole (“Joint Inventions”). Any invention made or conceived solely by one Party’s employees, agents or contractors but relying on Confidential Information of the other Party shall also be deemed a Joint Invention. Subject to the licenses granted herein and each Party’s payment obligations hereunder, each Party shall have the right to exploit such Joint Inventions without any duty to account to the other Party, provided that during the Term of this Agreement neither Party shall use or grant rights to any Third Party for Joint Inventions in the Field in relation to any nanoliposomal formulation of irinotecan for use in the Field.

(c) Inventorship. For purposes of determining the Parties’ rights under this Agreement, the determination of inventorship shall be made in accordance with US patent laws. In the event of any dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent US patent counsel not regularly employed by either Party (or, if the Parties are unable to mutually agree on such patent counsel,

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the New York, New York, US office of the CPR shall appoint such patent counsel) to resolve such dispute. The decision of such independent patent counsel shall be based upon evidence submitted by the Parties within a fixed time to be designated at the outset by such counsel and shall be binding on the Parties with respect to the issue of inventorship.

Section 9.2 Prosecution and Maintenance of Patent Rights.

(a) Licensed Patent Rights Solely Controlled by MERRIMACK. Subject to any rights of and obligations to MERRIMACK’s Third Party licensors with respect to Licensed Patent Rights not owned by MERRIMACK, MERRIMACK shall use Commercially Reasonable Efforts to prepare, file and prosecute any patent applications and to maintain any patents within the Licensed Patent Rights (other than any Joint Patent Right), in MERRIMACK’s name, and to control any interference, opposition and similar proceedings relating thereto, in any patent jurisdictions requested by BAXTER, at BAXTER’s expense, provided that each Party [**] of pre-nationalization expenses incurred by MERRIMACK in the preparation, filing and prosecution of provisional patent applications and Patent Cooperation Treaty (“PCT”) patent applications within such Licensed Patent Rights in which both the US and country(-ies) of the Licensed Territory are designated. Subject to any rights of and obligations to MERRIMACK’s Third Party licensors with respect to Licensed Patent Rights not owned by MERRIMACK, MERRIMACK shall inform and consult with BAXTER regarding the preparation, filing, prosecution, defense and maintenance of all such patent applications sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any BAXTER suggestions or recommendations. By way of example and without limitation, each the following shall be considered a substantive action: preparing and/or filing an original application; canceling or amending claims; responding to an office action regarding unity of invention or on the merits (irrespective of whether claims are amended or canceled); filing a continuing application or request for continued examination; filing an appeal; filing an appeal brief; abandoning or withdrawing an application; allowing an application to lapse through inaction or nonpayment of fees; issuing notice letters to suspected infringers; bringing suit to enforce a patent; and settling, dismissing or withdrawing such suit.

(b) BAXTER Patent Rights Solely Controlled by BAXTER. BAXTER shall have the exclusive right and option (but not the obligation), at its sole cost and expense, to prepare, file and prosecute any patent applications and to maintain any patents within BAXTER Patent Rights (other than Joint Patent Rights) in BAXTER’s name, and to control any interference, opposition and similar proceedings relating thereto.

(c) Joint Patent Rights. MERRIMACK shall use Commercially Reasonable Efforts to prepare, file and prosecute any patent applications and to maintain any patents within the Joint Patent Rights, in both Parties’ names, and to control any interference, opposition and similar proceedings relating thereto, in the US and any patent jurisdictions requested by BAXTER, at MERRIMACK’s expense for the US and otherwise at BAXTER’s expense, provided that each Party shall bear fifty percent (50%) of pre-nationalization expenses incurred by MERRIMACK in the preparation, filing and prosecution of provisional patent applications and PCT patent applications within such Joint Patent Rights in which both the US and country(-ies) of the Licensed Territory are designated. MERRIMACK shall inform and consult with BAXTER regarding the preparation, filing, prosecution, defense and maintenance of all such

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Joint Patent Rights sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any BAXTER suggestions or recommendations. By way of example and without limitation, each the following shall be considered a substantive action: preparing and/or filing an original application; canceling or amending claims; responding to an office action regarding unity of invention or on the merits (irrespective of whether claims are amended or canceled); filing a continuing application or request for continued examination; filing an appeal; filing an appeal brief; abandoning or withdrawing an application; allowing an application to lapse through inaction or nonpayment of fees; issuing notice letters to suspected infringers; bringing suit to enforce a patent; and settling, dismissing or withdrawing such suit. In the event that MERRIMACK elects not to file, prosecute, or maintain, or elects to abandon any Joint Patent Right, or declines to control any related interference, opposition or similar proceedings, MERRIMACK shall give BAXTER reasonable written notice to this effect, sufficiently in advance to permit BAXTER, in its sole discretion and expense, to undertake such filing, prosecution and maintenance, or to control such interference, opposition or similar proceedings, without a loss of rights, and thereafter BAXTER may, upon written notice to MERRIMACK and jointly in both Parties’ names, file, prosecute and maintain such Joint Patent Rights and control such interference, opposition or similar proceedings. If required under applicable Laws in order for the prosecuting Party to control any interference, opposition and similar proceedings relating to the Patent Prosecution of any Joint Patent Rights, the other Party shall join as a party to such interference, opposition or similar proceeding.

(d) Invoicing and Payment of Costs and Expenses. The Parties shall invoice one another for and pay their respective share of such costs and expenses for Licensed Patent Rights and Joint Patent Rights in accordance with Section 8.9.

(e) Cooperation. Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Section 9.2 (“Patent Prosecution”), subject to any rights of, and obligations to, MERRIMACK’s Third Party licensors, including the following actions:

(i) executing all such documents and instruments and performing such acts as may be reasonably necessary in order to permit the other Party to continue any Patent Prosecution that such Party has elected not to pursue, as provided for in Section 9.2(c);

(ii) making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to undertake Patent Prosecution;

(iii) providing (itself or through patent counsel) the other Party a copy of each proposed material correspondence pertaining to substantive Patent Prosecution on the merits with the US Patent and Trademark Office (“USPTO”), the World Intellectual Property Office (“WIPO”) or the European Patent Office (“EPO”), as well as providing draft copies of patent applications to be submitted to the USPTO or to the WIPO under the Patent Cooperation Treaty, or submitted to any patent office in the Licensed Territory in a form substantially different from that previously submitted to the USPTO or to the WIPO, reasonably in advance of any applicable filing or response deadline to allow the other Party to review and comment on the

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content of such proposed correspondence and advise the prosecuting Party as to the conduct of such Patent Prosecution, which comments and advice the prosecuting Party will reasonably consider, provided that doing so is consistent with the goal of obtaining optimal patent coverage for Licensed Products;

(iv) providing (itself or through patent counsel) the other Party with copies of all material correspondence pertaining to substantive Patent Prosecution on the merits with the USPTO, the WIPO or the EPO after its submission or receipt, as the case may be; and

(v) seeking patent term extensions, adjustments and the like wherever available for the Licensed Patent Rights in the Licensed Territory.

Section 9.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any issued claims within the Licensed Patent Rights, or (ii) misappropriation of any of the Licensed Technology of which such Party becomes aware. In the event such known or suspected infringement or misappropriation involves the manufacture, use or Commercialization of a product or product candidate that is or may be competitive with the Licensed Compound or a Licensed Product being developed or Commercialized by BAXTER hereunder in the Licensed Territory (“Competitive Infringement”), the reporting Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, misappropriation or suspected misappropriation. Promptly after receipt of a notice of a Competitive Infringement, the Parties shall discuss in good faith the infringement and appropriate actions that could be taken to cause such infringement of Licensed Patent Rights or use of misappropriated Licensed Technology to cease.

(b) Enforcement. Subject to any rights of and obligations to MERRIMACK’s Third Party licensors, BAXTER shall have the first right to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce, in the best commercial interests of Licensed Products) the Licensed Intellectual Property (including Joint Patent Rights and Joint Technology) against any Competitive Infringement, at BAXTER’s sole control and expense. If BAXTER fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take to protect the Licensed Intellectual Property against any Competitive Infringement within [**] days (or such shorter period specified below in this Section 9.3(b) or in Section 9.6, if applicable) after becoming aware of the basis for such suit or action, then MERRIMACK may, in its discretion, initiate a suit or take other appropriate action that it believes is reasonably required to protect the Licensed Intellectual Property at issue. The [**] day period in the immediately preceding sentence shall be shortened as reasonably necessary to enable MERRIMACK to initiate a suit or take other appropriate action if, in the absence of such shortening, a loss of rights with respect to such suit or other action would occur. The Party filing any such suit or taking any such action shall be responsible for all costs in connection therewith and, therefore, shall control all decision-making related to any such suit or action, subject to Section 9.3(c) below.

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(c) Conduct of Actions. The Party initiating suit or action shall have the sole and exclusive right to select counsel for any suit initiated by it referred to in Section 9.3(b) above. If required under applicable Laws in order for the initiating Party to initiate or maintain such suit or action, the other Party shall join as a party to the suit or action. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith [**] to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party filing any such suit or taking any such action shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, the Party filing any such suit or taking any such action shall, to the extent permitted by applicable Laws, keep the other Party promptly informed, and shall from time to time consult with such other Party regarding the status of any such suit or action and shall provide such other Party with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. The Party not initiating such suit or action shall cooperate with the Party initiating such suit or action to the extent reasonably requested, and shall have the right to participate and be represented in any such suit by its own counsel at its own expense. Neither Party shall conduct any such suit or action in a manner that materially places at risk the scope or validity of any Licensed Patent Right without the prior written approval of the other Party, and neither Party shall settle or compromise any claim or proceeding relating to Licensed Intellectual Property without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld.

(d) Recoveries. With respect to any suit or action to protect Licensed Intellectual Property referred to in Section 9.3(b) above, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, the Party initiating the suit or action with respect to Licensed Intellectual Property shall be reimbursed for all costs and expenses in connection with such proceeding paid by such Party and not otherwise recovered; and

(ii) second, any remainder shall be paid [**] percent ([**]%) to the Party initiating such suit or action and [**] percent ([**]%) to the other Party.

Section 9.4 Claimed Infringement. In the event that a Party becomes aware of any claim or threat of claim that the research, development, manufacture or Commercialization of the Licensed Compound or any Licensed Product by MERRIMACK or BAXTER hereunder infringes in the Licensed Territory or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, any alleged infringement of Third Party Patent Rights or any alleged misappropriation of Third Party Know-How. Such notices shall be provided promptly, but in no event after more than [**] days following receipt thereof. In any such instance, the Parties shall cooperate in undertaking an appropriate course of action.

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Section 9.5 Patent Invalidity Claim.

(a) If a Third Party at any time asserts a claim that any Licensed Patent Right in the Licensed Territory is invalid or otherwise unenforceable (“Invalidity Claim”), whether as a defense in an infringement action brought by BAXTER or MERRIMACK pursuant to Section 9.3 or in an action brought against BAXTER or MERRIMACK under Section 9.4, including any declaratory judgment action, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

(b) If any Invalidity Claim is brought against BAXTER or MERRIMACK in any new action (and not as a defense in any action brought by BAXTER or MERRIMACK) asserting that any Licensed Patent Right is invalid or otherwise unenforceable, the Parties shall bear the costs of defending such Invalidity Claim in the same manner as they bear costs of Patent Prosecution pursuant to Section 9.2 unless the Invalidity Claim is brought against the same patent and in the same country where BAXTER or MERRIMACK has commenced an enforcement action against either the entity bringing the Invalidity Claim or an affiliate thereof. In the latter case the costs and recoveries, if any, will be shared as if they had been incurred in the enforcement action.

Section 9.6 Certification Under Drug Price Competition and Patent Restoration Act. If a Party becomes aware of any certification filed pursuant to any Law in any other jurisdiction in the Licensed Territory that is comparable to 21 U.S.C. §355(b)(2)(A)(iv) or §355(j)(2)(A)(vii)(IV), including any amendment or successor statute thereto, and such certification claims that any Licensed Patent Right or Joint Patent Right, in each case Covering the Licensed Compound or a Licensed Product in the Field in the Licensed Territory, is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale or offer of sale of a product by a Third Party, such Party shall promptly notify the other Party in writing within [**] Business Days after its receipt thereof.

Section 9.7 Patent Marking. BAXTER agrees to comply with the patent marking statutes in each country in which Licensed Products are sold by BAXTER, its Affiliates or sublicensees.

Article X

Confidentiality

Section 10.1 Confidential Information. All Confidential Information disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates during the Term shall not be used by the receiving Party or any of its Affiliates except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and its Affiliates (except to the extent disclosure is reasonably necessary for research, development, manufacture or Commercialization of the Licensed Compound or a Licensed Product as contemplated hereunder, for the filing, prosecution and/or maintenance of Patent Rights for which such receiving Party is responsible, or to enforce the provisions of this Agreement), and shall not otherwise be disclosed by the receiving Party or its Affiliates to any Person that is not a Party or one of its Affiliates (except as set forth in the remainder of this Article X), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a) was known or used by the receiving Party or any of its Affiliates prior to its date of disclosure to the receiving Party;

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(b) either before or after the date of the disclosure to the receiving Party hereunder is lawfully disclosed to the receiving Party or any of its Affiliates by sources other than the disclosing Party rightfully in possession of the Confidential Information;

(c) either before or after the date of the disclosure to the receiving Party hereunder becomes published or generally known to the public through no fault or omission on the part of the receiving Party;

(d) is independently developed by or for the receiving Party or any of its Affiliates without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable Laws, including the rules of the Securities and Exchange Commission (the “SEC”) or any stock exchange, or to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party (to the extent feasible) and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose.

Section 10.2 Employee, Director, Consultant and Advisor Obligations. BAXTER and MERRIMACK each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, directors, consultants, agents and advisors, and to the employees, directors, consultants, agents and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and who are bound by obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement. Each Party shall remain responsible for any failure by any of such Party’s Affiliates, employees, directors, consultants, agents and advisors to treat such Confidential Information as required under Section 10.1.

Section 10.3 Publicity. Upon execution of this Agreement, the Parties shall, at their discretion, either (a) jointly issue a mutually agreed upon press release announcing the execution of this Agreement or (b) issue separate press releases announcing the execution of this Agreement with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed (the “Initial Press Release”). Except with respect to the Initial Press Release, or any other public disclosure with contents substantially similar thereto, no public disclosure shall be made by either Party concerning the execution of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party may issue press releases and public announcements concerning the development or Commercialization of a Licensed Product, provided that such Party shall provide the Alliance Manager of the other Party with a draft of such press release or public announcement at least

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[**] days in advance of its intended publication or release thereof and shall consider in good faith the comments of the other Party, which comments shall be provided as promptly as reasonably practicable, but in no event more than [**] days, following receipt of the press release or public announcement from the Party desiring to make the disclosure. If the Parties are unable to agree on any proposed material modifications to the press release or public announcement, then the JSC (or at least one member of the JSC from each of MERRIMACK and BAXTER if not all JSC members are available) shall meet telephonically and attempt to resolve the disagreement within [**] days after receipt of the original comments. Notwithstanding the foregoing, [**], as applicable. Notwithstanding anything contained in this Section 10.3, neither Party will be prevented from complying on a timely basis with any duty of disclosure it may have pursuant to Law or pursuant to the rules of any recognized stock exchange or quotation system.

Section 10.4 Other Disclosures. Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to disclose Confidential Information and/or the terms of this Agreement (as applicable):

(a) to investors, potential investors, lenders, potential lenders, acquirers, potential acquirers, investment bankers and other Third Parties in connection with financing, partnering and acquisition activities, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X;

(b) to sublicensees, potential sublicensees, collaborators, potential collaborators and Third Party contractors for purposes of engaging in the research, development, manufacture or Commercialization of the Licensed Compound or Licensed Products as contemplated hereunder, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X; and

(c) as required by applicable Laws, including rules of the SEC or similar regulatory agency in a country other than the US or of any stock exchange or other securities trading institution. In the event that this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party with the SEC or similar regulatory agency in a country other than the US or any stock exchange or other securities trading institution, such Party shall use, or shall cause such Party’s Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency, stock exchange or other securities trading institution of any financial information or other information of a competitive or confidential nature, and shall use reasonable efforts to include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

Section 10.5 Publications.

(a) A Party seeking to publish or present scientific or technical data, results or other information with respect to the Licensed Compound or any Licensed Product (the “Publishing Party”) shall provide the other Party and the Alliance Managers with a copy of any proposed publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral presentations) prior to submission for publication by the Publishing Party or its

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Affiliates so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement or to not jeopardize the patentability of any results or data.

(b) If the non-Publishing Party notifies the Publishing Party that such publication or presentation, in the non-Publishing Party’s reasonable judgment, (i) contains an invention for which such Party desires to obtain patent protection, or (ii) contains any Confidential Information of such Party, or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by such Party to the Publishing Party, the Publishing Party shall delete such Confidential Information from the proposed publication or presentation and shall further delay such publication or presentation for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on any invention disclosed in such publication or presentation (but no less than [**] days from the date of the non-Publishing Party’s notice thereof).

(c) The JSC or designated working group shall be responsible for overseeing and facilitating the Parties’ communications and activities with respect to publications and presentations under this Section 10.5, and for serving as the initial forum for resolving any disputes (in accordance with Section 2.1(e) between the Parties arising under this Section 10.5, with any unresolved disputes being escalated to the Executive Officers for resolution pursuant to Section 13.1).

Section 10.6 Clinical Trial Registry. Each of BAXTER and MERRIMACK shall have the obligation to the extent required by applicable Laws or regulations to publish summaries of data and results from any human clinical trials conducted by such Party under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party. The content of such publication shall be submitted to the JSC or designated working group for prior approval.

Section 10.7 Confidentiality Term. All obligations of confidentiality imposed under this Article X shall expire [**] years following termination or expiration of this Agreement.

Article XI

Representations and Warranties

Section 11.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

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(c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or binding understanding, oral or written, to which it is a party or by which it is bound, nor to the best of its knowledge violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements to conduct clinical trials or to seek or obtain Marketing Authorizations.

Section 11.2 Representations and Warranties of MERRIMACK. MERRIMACK hereby represents and warrants to BAXTER, as of the Effective Date, that, except as MERRIMACK has disclosed to BAXTER as of the Effective Date:

(a) MERRIMACK is the owner of, or has Control of, the Licensed Patent Rights listed on Exhibit B;

(b) Exhibit B is a complete and correct list of all Licensed Patent Rights that claim or are directed to MM-398 and are Controlled by MERRIMACK as of the Effective Date;

(c) MERRIMACK has the right to grant all rights and licenses it purports to grant to BAXTER with respect to the Licensed Intellectual Property under this Agreement;

(d) MERRIMACK has not granted, as of the Effective Date, any right or license, to any Third Party relating to any of the Licensed Intellectual Property in the Licensed Territory, that would conflict with, or limit the scope of, any of the rights or licenses granted to BAXTER hereunder;

(e) To MERRIMACK’s knowledge, it has not (i) employed or used any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMA) or (ii) employed any individual or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA);

(f) As of the Effective Date, there is no written allegation of, and there is no pending or, to MERRIMACK’s knowledge, threatened claim, litigation or any other proceeding brought by a Third Party that any of the Licensed Patent Rights is invalid or unenforceable or that any Patent Right within the Licensed Patent Rights is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings;

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(g) To the knowledge of MERRIMACK, the research, development, manufacture, use and/or sale as of the Effective Date of MM-398 in the Licensed Territory as a therapeutic in the Field can be carried out in the manner contemplated by this Agreement without infringing any Patent Right Controlled by a Third Party;

(h) To the Knowledge of MERRIMACK Management, MERRIMACK has provided all Freedom to Operate Opinions applicable to MM-398 and the Licensed Patent Rights in the Licensed Territory as of the Effective Date;

(i) MERRIMACK has not received, with respect to the Licensed Patent Rights or the Licensed Technology, any written notice of infringement or misappropriation or any other written communication relating to a possible infringement or misappropriation of any Patent Right or any know-how Controlled by a Third Party;

(j) The Licensed Patent Rights listed in Exhibit B represent all Patent Rights within MERRIMACK’s Control necessary for the development, manufacture and Commercialization of the a Licensed Product in the Licensed Territory;

(k) The Patent Rights listed on Exhibit B (solely as to the knowledge of MERRIMACK as to Patent Rights not owned by MERRIMACK) have been filed in good faith, have been prosecuted in accordance with any applicable duty of candor, and have been maintained in a manner consistent with MERRIMACK’s or its licensor’s standard practice, in each applicable jurisdiction in which such Patent Rights have been filed, no official final deadlines with respect to prosecution thereof have been missed and all applicable fees have been paid on or before the due date for payment;

(l) All inventors of inventions claimed in the Licensed Intellectual Property listed on Exhibit B (solely as to the knowledge of MERRIMACK as to Patent Rights not owned by MERRIMACK) have assigned (and all current MERRIMACK employees are subject to a policy or agreement that requires them to assign) their entire right, title and interest in and to such inventions to MERRIMACK or MERRIMACK’s licensor, the inventors listed are correct and MERRIMACK is aware of no claims or assertions regarding the inventorship of such Patent Rights alleging that additional or alternative inventors ought to be listed;

(m) MERRIMACK has taken reasonable measures to protect the confidentiality of the Licensed Technology, and, to MERRIMACK’s best knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of the Licensed Technology by MERRIMACK or its personnel of any material part of the Licensed Technology or which otherwise resulted in any material part of the Licensed Technology entering the public domain; and

(n) MERRIMACK is not in breach of the PharmaEngine Collaboration Agreement and the PharmaEngine Collaboration Agreement is in full force and effect.

Section 11.3 Mutual Covenants. Each Party hereby covenants to the other Party that:

(a) All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their

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inventions and discoveries arising in the performance of such work, whether or not patentable, to such Party as the sole owner thereof, either immediately upon invention or, if applicable Law so provides, upon disclosure to and demand made by such Party;

(b) To its knowledge, such Party will not (i) employ or use any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMA) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in each of clauses (i) and (ii) in the conduct of its activities under this Agreement;

(c) Such Party shall perform its activities pursuant to this Agreement in compliance in all material respects with applicable Laws; and

(d) Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with, or limit the scope of, any of the rights or licenses granted or to be granted to the other Party hereunder.

Section 11.4 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY WARRANTIES WITH REGARDS TO: (A) THE SUCCESS OF ANY STUDY OR TEST COMMENCED UNDER THIS AGREEMENT, (B) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE TECHNOLOGY OR MATERIALS, INCLUDING ANY COMPOUNDS, IT PROVIDES OR DISCOVERS UNDER THIS AGREEMENT, OR (C) THE VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO THE OTHER PARTY UNDER THIS AGREEMENT.

Article XII

Term and Termination

Section 12.1 Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article XII, and otherwise remains in effect until the expiration of the Royalty Term in the Licensed Territory and satisfaction of the applicable payment obligations of BAXTER (including milestone payments) under this Agreement (the “Term”).

Section 12.2 Survival of Licenses. Notwithstanding anything herein, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration (but not the earlier termination) of all royalty payment obligations for a Licensed Product in a country, the licenses granted to BAXTER in Section 7.1 shall be deemed to be perpetual and fully paid-up with respect to such Licensed Product in such country.

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Section 12.3 Termination For Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may terminate this Agreement by providing [**] days’ prior written notice ([**] days’ prior written notice with respect to any payment breach) to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the [**] day (or, with respect to any payment breach, [**] day) period unless (a) the Breaching Party cures such breach during such [**] day (or, with respect to any payment breach, [**] day) period (unless the Party owing payment believes in good faith that such payment is not due and has notified the other Party thereof (including the basis of its good faith belief in reasonable detail) and paid any undisputed amount to the other Party, in which case the dispute shall be settled in accordance with Article XIII, and this Agreement shall not be terminated as long as the dispute is pending), or (b) solely with respect to a breach that is not a payment breach, if such breach is not susceptible to cure within [**]) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case this Agreement may be terminated immediately) and effects such cure within an additional [**] days after the end of such [**] day period. It is understood and agreed that a private, non-public request to amend or waive a restriction set forth in Exhibit E communicated by a senior executive at BAXTER only to a senior executive of MERRIMACK and which MERRIMACK reasonably determines, after consultation with legal counsel, does not require public disclosure by MERRIMACK pursuant to applicable Law shall not constitute a material breach of this Agreement; provided, however, that BAXTER shall immediately withdraw any such request for an amendment or waiver of a restriction set forth in Exhibit E upon instruction from MERRIMACK (with failure to so withdraw any such request constituting a material breach of this Agreement).

Section 12.4 Termination by BAXTER for Convenience. BAXTER shall have the right to terminate this Agreement, with respect to (a) one or more Licensed Products, (b) one or more country or countries, (c) one or more Licensed Sub-Territory(-ies) and/or (d) in its entirety, at any time for any reason upon one hundred eighty (180) days prior written notice, provided that, after receiving such notice, MERRIMACK shall have the right to elect, in MERRIMACK’s sole option and discretion and by written notice to BAXTER, to accelerate such termination period to a date specified by MERRIMACK. For clarity, other than BAXTER’s obligations explicitly set forth in Section 12.6 (or Section 12.7 as applicable) and Section 12.8, but without limiting BAXTER’s obligations or liability for any breach of Section 6.1, no compensation whatsoever shall be due by BAXTER by reason of termination under this Section 12.4. If BAXTER terminates this Agreement in accordance with this Section 12.4 in any country within the Major Asian Countries, Major EU Countries or Major ROW Countries, then such termination as to such country shall not serve as the basis for or otherwise contribute to a claim for breach of BAXTER’s obligations under Section 6.1(a) of this Agreement as to any Licensed Sub-Territory other than the Licensed Sub-Territory to which such country belongs and, notwithstanding such termination, BAXTER may satisfy its obligations under Section 6.1(a) as to such Licensed Sub-Territory by using Commercially Reasonable Efforts as set forth in Section 6.1(b). If BAXTER terminates this Agreement in accordance with this Section 12.4 in any Licensed Sub-Territory, then such termination shall not serve as the basis for or otherwise contribute to a claim for breach of BAXTER’s obligations under Section 6.1(a) of this Agreement, and BAXTER shall be relieved of any obligations to use Commercially Reasonable Efforts in such Licensed Sub-Territory.

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Section 12.5 Termination by MERRIMACK for BAXTER Patent Challenge. If BAXTER or any of its Affiliates or sublicensees challenges the validity, enforceability, patentability or scope of any claim(s) included in any Licensed Patent Rights, or supports, directly or indirectly, any such challenge (any of the foregoing, a “Patent Challenge”), MERRIMACK shall have the right to terminate this Agreement upon thirty (30) days’ written notice to BAXTER with respect to the Licensed Patent Rights so challenged by BAXTER or any of its Affiliates or sublicensees.

Section 12.6 Effects of Termination by MERRIMACK for BAXTER Uncured Breach or BAXTER Patent Challenge, or Termination by BAXTER of Entire Agreement for Convenience. Upon termination of this Agreement in its entirety by MERRIMACK pursuant to Section 12.3 (Termination for Material Breach) or pursuant to Section 12.5 (Termination for BAXTER Patent Challenge), or termination of this Agreement in its entirety by BAXTER pursuant to Section 12.4 (Termination by BAXTER for Convenience):

(a) All rights and licenses granted by MERRIMACK to BAXTER shall terminate and revert to MERRIMACK;

(b) To the extent permitted by applicable Laws, BAXTER shall transfer to MERRIMACK or its designee ownership of all Regulatory Approvals, Regulatory Filings, data and the Global Dossier (but not any of BAXTER’s proprietary templates or proprietary technology related to the Global Dossier, provided that BAXTER shall provide the Global Dossier in a reasonably usable form) in BAXTER’s or its Affiliates’ possession or control relating to the Licensed Compound and all Licensed Products (for clarity the foregoing obligation shall not apply in case of termination by BAXTER for MERRIMACK uncured material breach);

(c) To the extent necessary for MERRIMACK to resume development or manufacturing or Commercialization of the Licensed Compound or a Licensed Product, BAXTER shall:

(i) grant MERRIMACK or its designee a right of reference or use to any such data, Global Dossier, Regulatory Filings and Regulatory Approvals in the Licensed Territory that are not permitted to be transferred to MERRIMACK under applicable Laws, which filings or Regulatory Approvals are in BAXTER’s or its Affiliates’ possession or control and relate to the Licensed Compound and Licensed Products; and

(ii) sign, and cause its Affiliates to sign, any instruments reasonably requested by MERRIMACK in order to effect the grants contemplated above in this Section 12.6(c);

(d) BAXTER shall assign to MERRIMACK its entire right, title and interest in and to all preclinical and clinical data, safety data and all other supporting data, including pharmacology and biology data, in BAXTER’s or its Affiliates’ possession or control relating to, and to the extent necessary for MERRIMACK to continue the research, development or Commercialization of, the Licensed Compound and Licensed Products;

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(e) At MERRIMACK’s option and upon MERRIMACK’s request as to any or all of the following, BAXTER (or its relevant Affiliate) shall:

(i) transfer to MERRIMACK (or its designee) the manufacturing process, documents, materials and other Know-How relating to the manufacture of the Licensed Product, to the extent the foregoing is Controlled by BAXTER, it being understood that in the case of any manufacturing process or other Know-How, BAXTER shall only be obligated to transfer to MERRIMACK what it is legally or contractually, as applicable, permitted to transfer, and shall use Commercially Reasonable Efforts to have transferred to MERRIMACK any process or other Know-How which is not under the Control of BAXTER (in all cases provided that BAXTER shall not be committed to incur any costs pursuant to the use of such process or other Know-How by or on behalf of MERRIMACK) which are used (at the time of the termination) by or on behalf of BAXTER, its Affiliates or sublicensees in the manufacture of the Licensed Compound and Licensed Products, and provide reasonable technical assistance relating to the manufacture, testing and supply of the Licensed Compound and Licensed Products as necessary for MERRIMACK to be qualified or to qualify a Third Party for the manufacturing of such Licensed Compound or Licensed Products, such assistance being limited to assistance that a manufacturer familiar with, and having experience with equipment for, manufacturing of liposomes and products containing liposomes, would require, and in any case not to exceed a total of [**] hours of working time by BAXTER’s personnel over a period not to exceed [**] months;

(ii) sell to MERRIMACK (or its designee), and MERRIMACK shall purchase from BAXTER, BAXTER’s then-existing inventory of the Licensed Compound and Licensed Products, at BAXTER’s Manufacturing Cost plus [**] percent ([**]%);

(iii) promptly transfer to MERRIMACK or its designee ongoing clinical trials being conducted by or under authority of BAXTER as of the date of the termination notice, continue to conduct such clinical trials up to such transfer or, if requested by MERRIMACK, terminate such clinical trials in a manner conforming to applicable Laws and regulations. It is understood that BAXTER shall in no case be obligated to incur costs beyond those budgeted for the termination period in the Global Development Plan applying to such period, costs related to any change of any kind decided by MERRIMACK to the Global Development Plan, costs related to any translation or reformatting of documents or databases (it being understood that any data or databases shall be transferred on an as is basis) or costs related to converting or adapting any database or software; and

(iv) transfer to MERRIMACK any Marketing Authorization obtained on or before the date of termination and, if commercial launch of Licensed Product(s) has occurred on or before the date of termination, BAXTER shall, at the request of MERRIMACK, continue to market, promote, distribute and Commercialize the Licensed Product(s), and continue to pay amounts due to MERRIMACK pursuant to Article VIII, until the date when, on a country-by-country basis, the Marketing Authorization has been transferred to MERRIMACK or MERRIMACK’s designee;

(f) BAXTER shall grant to MERRIMACK a non-exclusive, worldwide, royalty-free, irrevocable, perpetual license, with the right to grant sublicenses to any Third Party,

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under the BAXTER Intellectual Property and BAXTER’s interest in any Joint Patent Rights or Joint Technology, in each case solely to the extent used by BAXTER, its Affiliates or sublicensees in the research, development, manufacture or Commercialization of the Licensed Compound or Licensed Products in the Field and for the sole purpose of conducting research, development, manufacturing and/or Commercialization of the Licensed Compound or Licensed Products in the Field.

(g) BAXTER shall assign to MERRIMACK BAXTER’s and its Affiliates’ entire right, title and interest in, to and under any trademark used by BAXTER, its Affiliates or sublicensees exclusively in connection with the marketing and sale of a Licensed Product, it being understood that such assignment shall not include the BAXTER name or trademark for the BAXTER company itself.

Section 12.7 Effects of Termination with Respect to One or More, but Not All, Licensed Products, Licensed Sub-Territories or Countries by BAXTER for Convenience. If this Agreement is terminated pursuant to Section 12.4 with respect to one or more Licensed Products (“Terminated Products”) or with respect to one or more Licensed Sub-Territories or to countries outside a Licensed Sub-Territory (collectively, the “Terminated Territories”), then:

(a) the effects of termination set forth in Section 12.6(a), Section 12.6(e)(iii), Section 12.6(e)(iv), Section 12.6(f) and Section 12.6(g) above shall apply solely as to such Terminated Territories (in case this Agreement is terminated with respect to one or more Terminated Territories) and the effects of termination set forth in Section 12.6(a), Section 12.6(e), Section 12.6(f) and Section 12.6(g) above shall apply solely as to such Terminated Products (in case this Agreement is terminated with respect to one or more Terminated Products);

(b) in lieu of the effects of termination set forth in Section 12.6(b) with respect to Regulatory Filings, Regulatory Approvals, data and the Global Dossier in BAXTER’s or its Affiliates’ possession or control relating to the Licensed Compound and all Licensed Products, BAXTER shall:

(i) to the extent permitted by applicable Laws, transfer to MERRIMACK or its designee ownership of all such data, Global Dossier, Regulatory Filings filed in, and Regulatory Approvals received with respect to, any Terminated Products and/or Terminated Territories (or any country therein), which filings or Regulatory Approvals are in BAXTER’s or its Affiliates’ possession or control and relate to the Licensed Compound and Licensed Products; provided, however, if a Terminated Product received EMA Marketing Authorization based on a centralized Drug Approval Application with the EMA and BAXTER retains any country(-ies) within the EU, then BAXTER shall not be required to transfer the centralized EMA Marketing Authorization or other Regulatory Filing to MERRIMACK but shall provide MERRIMACK with a fully paid-up, non-royalty-bearing license or other authorization with the right to sublicense that enables MERRIMACK to Commercialize the applicable Terminated Product in the applicable Terminated Territory(-ies) following the termination pursuant to Section 12.4; and

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(ii) to the extent necessary for MERRIMACK to resume development or manufacturing or Commercialization of the Licensed Compound or a Licensed Product in any Terminated Territory;

(A) grant MERRIMACK or its designee a right of reference or use to any and all such data, Global Dossier, Regulatory Filings filed in, and Regulatory Approvals received with respect to, any country or territory other than a Terminated Territory (or any country therein) and any such filings and Regulatory Approvals in any Terminated Territory (or any country therein) that are not permitted to be transferred to MERRIMACK under applicable Laws, which filings or Regulatory Approvals are in BAXTER’s or its Affiliates’ possession or control and relate to the Licensed Compound and Licensed Products, (for clarity BAXTER shall transfer to MERRIMACK ownership of all such Regulatory Filings and Regulatory Approvals in the event of a termination of this Agreement in its entirety (except for a termination by BAXTER for MERRIMACK uncured material breach)); and

(B) sign, and cause its Affiliates to sign, any instruments reasonably requested by MERRIMACK in order to effect the grants contemplated above in this Section 12.7(b); and

(c) BAXTER shall transfer to MERRIMACK, and grant MERRIMACK a right to use (consistent with the license granted to MERRIMACK under Section 12.6(f)), all preclinical and clinical data, safety data and all other supporting data, including pharmacology and biology data, in BAXTER’s or its Affiliates’ possession or control relating to, and to the extent necessary for MERRIMACK to continue, the research, development or Commercialization of Terminated Products, or of the Licensed Compound or Licensed Products in any Terminated Territory(-ies), as applicable.

Section 12.8 Survival.

(a) Upon expiration or termination of this Agreement for any reason, all rights and obligations of each Party shall terminate hereunder, except as expressly set forth in Section 12.2, Section 12.6, Section 12.7 or this Section 12.8; provided, however, that nothing in this Agreement shall be construed to release either Party from any obligations or liabilities that matured prior to the effective date of expiration or termination, or which are attributable to a period prior to such expiration or termination. In addition, and notwithstanding the terms of Section 12.6(e)(iii) and Section 12.7(a), BAXTER shall remain responsible for payment to MERRIMACK of all such costs that are committed by MERRIMACK in connection with any human clinical trials conducted by MERRIMACK hereunder for a period of [**] months beyond the effective date of termination by BAXTER under Section 12.4, to the extent that the clinical trials giving rise to such costs were non-terminable as of the date of termination of this Agreement, for ethical or regulatory reasons.

(b) Notwithstanding anything in this Agreement to the contrary, the following provisions shall expressly survive any expiration or termination of this Agreement in accordance with their terms: Article VIII (in each case, to the extent any amounts are due but unpaid as of the effective date of expiration or termination); Section 9.1; Article X; Section 12.2; Section 12.6; Section 12.7; Section 12.8; Article XIII; Article XIV; and Article XV.

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Article XIII

Dispute Resolution

Section 13.1 Disputes; Executive Officers. Subject to Section 2.1(f) and except for Section 2.1(e)(iii) and Section 2.1(e)(iv), in the event any dispute, claim or controversy arises out of or in relation to or in connection with this Agreement, including failure to perform under or breach of, this Agreement or any issue relating to the interpretation or application of this Agreement, the Parties shall use good faith efforts to resolve such dispute within [**] days through the JSC if the dispute is within the responsibilities of such a committee. If the Parties are unable to resolve such dispute at the JSC level or otherwise within such [**] day period or a dispute is within the responsibilities of the JSC but the JSC no longer remains in place at the time of such dispute and the Parties are unable to resolve such dispute within [**] days, the Parties shall refer such dispute to their respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute within [**] days and, if the Executive Officers are unable to resolve such dispute within such [**] day period, such dispute shall be referred to binding arbitration pursuant to Section 13.2, except that any dispute concerning inventorship arising under Section 9.1(c) shall not be subject to resolution by the Executive Officers under this Section 13.1 or by binding arbitration under Section 13.2, but shall instead be resolved by independent patent counsel as set forth in Section 9.1(c).

Section 13.2 Arbitration. If the Executive Officers are unable to resolve a given dispute referred to such Executive Officers pursuant to Section 13.1 within [**] days following such referral of such dispute to such Executive Officers, either Party may have the given dispute settled by binding arbitration in the manner described below:

(a) Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(b) Additional Issues. Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c) Arbitration Location; Language. The arbitration shall be located in New York, New York, US and shall be conducted in English and a transcribed record shall be prepared in English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with a reasonably complete and accurate English translation.

(d) Arbitration Rules. Except as expressly provided herein, the sole mechanism for resolution of any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be arbitration by the International Institute for Conflict Prevention & Resolution (“CPR”) pursuant to its Arbitration Rules and Procedures (the “CPR Rules”). References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two Party-appointed arbitrators will select the third, who will serve as the panel’s chair or

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president. All three (3) arbitrators shall have experience in the pharmaceutical or biologics industry. This arbitration provision, and the arbitration itself, shall be governed by the laws of the State of New York, US and the Federal Arbitration Act, 9 U.S.C. §§1-16.

(e) Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of [**] per Party and shall be held within [**] days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of [**] duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The parties shall not utilize any other discovery mechanisms, including international processes and US federal statutes, to obtain additional evidence for use in the arbitration. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within [**] days following the appointment of the arbitrators. All costs and/or fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(f) The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort, other than injunctions. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. Except as may be required by statute, each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction. The cost of the arbitration, including the fees of the arbitrators, shall be borne by the Party the arbitrator determines has not prevailed in the arbitration.

(g) If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of US$[**], then the arbitral award shall not be appealable to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure but may only be challenged as permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of US$[**], such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure, subject to any further challenges permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(h) Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

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Article XIV

Indemnification

Section 14.1 Indemnification by BAXTER. BAXTER shall indemnify, defend and hold harmless MERRIMACK and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a) the negligence, recklessness or wrongful intentional acts or omissions of BAXTER or its Affiliates and its or their respective directors, officers, employees and agents, in connection with BAXTER’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation, warranty or covenant made by BAXTER under this Agreement;

(c) any act or omission by BAXTER that results in a breach of any of MERRIMACK’s agreements with MERRIMACK Third Party licensors, including the PharmaEngine Collaboration Agreement; or

(d) the research, development, manufacturing and Commercialization activities that are actually conducted by or on behalf of BAXTER as to the Licensed Compound or any Licensed Product solely for the Licensed Territory, including (i) any product liability, personal injury, property damage or other damage, and (ii) infringement of any Patent Right or other intellectual property right of any Third Party (subject to the rights of BAXTER under Section 8.5(c) and excluding any such infringement Losses arising from a breach by MERRIMACK of its representations and warranties set forth in Section 11.2), in each case resulting from any of the foregoing activities described in this Section 14.1(d).

Section 14.2 Indemnification by MERRIMACK. MERRIMACK shall indemnify, defend and hold harmless BAXTER and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a) the negligence, recklessness or wrongful intentional acts or omissions of MERRIMACK or its Affiliates or its or their respective directors, officers, employees and agents, in connection with MERRIMACK’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation, warranty or covenant made by MERRIMACK under this Agreement;

(c) any breach of the PharmaEngine Collaboration Agreement except if such breach was caused by any action or omission of BAXTER; and

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(d) the research, development, manufacturing and Commercialization activities that are actually conducted by or on behalf of MERRIMACK as to the Licensed Compound or any Licensed Product solely for the MERRIMACK Territory, including (i) any product liability, personal injury, property damage or other damage, and (ii) infringement of any Patent Right or other intellectual property right of any Third Party arising from a breach by MERRIMACK of its representations and warranties set forth in Section 11.2, in each case resulting from any of the foregoing activities described in this Section 14.2(d).

Section 14.3 Procedure.

(a) A Person entitled to indemnification under this Article XIV (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 14.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

(b) Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.

(c) If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorney’s fees, incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party.

(d) The Party not controlling such defense may participate therein at its own expense, provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection with its participation in the defense action.

(e) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(f) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect

CONFIDENTIAL	EXECUTION VERSION

thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

Section 14.4 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations and liabilities hereunder and which are consistent with normal business practices of comparable companies with respect to similar obligations and liabilities, at all times during which the Licensed Compound and Licensed Products are clinically tested or commercially distributed or sold by or on behalf of such Party or its Affiliates. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder. Each Party shall provide the other, upon request, with evidence of such insurance. Each Party shall have the right to meet its insurance obligations under this Section 14.4 through a self-insurance program that is consistent with the normal business practices of comparable companies in lieu of procuring and maintaining Third Party insurance.

Section 14.5 Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE XIV WITH RESPECT TO THIRD PARTY CLAIMS AND WITH RESPECT TO BREACHES OF ARTICLE X, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES OR SUBLICENSEES SHALL BE LIABLE FOR ANY (AND HEREBY DISCLAIM ALL) SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY.

Article XV

Miscellaneous Provisions

Section 15.1 Governing Law. Except for matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question, this Agreement, and any disputes between the Parties relating to the subject matter of this Agreement, shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of the State of New York, US, excluding (a) its conflicts of laws principles, (b) the United Nations Conventions on Contracts for the International Sale of Goods, (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”), and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

Section 15.2 Assignment. Neither MERRIMACK nor BAXTER may assign this Agreement in whole or in part without the prior written consent of the other, except to an Affiliate or in connection with the merger, sale, divestiture, spin-off or transfer of all or substantially all of the stock, assets or business of MERRIMACK, on the one hand, or BAXTER, on the other, to which the subject matter of this Agreement pertains. The assigning Party shall remain primarily liable for the performance of this Agreement notwithstanding any such assignment of this Agreement, provided that following the assignment of this Agreement by BII, BHC and BHSA to a new entity to be formed by BAXTER (“New Baxter”) pursuant to the

CONFIDENTIAL	EXECUTION VERSION

planned spin-off transaction that was publicly announced prior to the Effective Date, and New Baxter’s and its ultimate parent entity’s assumption of BAXTER’s obligations hereunder in connection therewith, BII, BHC and BHSA shall no longer be liable for any performance under this Agreement.

Section 15.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 15.4 Notices. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be sufficient if (a) delivered personally or (b) sent by registered or certified mail, return receipt requested, reputable overnight business courier, email or fax (each with return confirmation) in each case properly addressed to a Party as set forth below. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Notices to MERRIMACK shall be addressed to:

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

U.S.A.

Telephone: (617) 441-1000

Facsimile: (617) 491-1386

Attention: Chief Executive Officer

with a copy to:

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

U.S.A.

Telephone: (617) 441-1000

Facsimile: (617) 491-1386

Attention: Legal Department

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

U.S.A.

Telephone: (617) 526-6238

Facsimile: (617) 526-5000

Email: Steven.Barrett@wilmerhale.com

Attention: Steven D. Barrett, Esq.

CONFIDENTIAL	EXECUTION VERSION

Notices to BAXTER shall be addressed to:

Baxter Healthcare SA

Postfach

8010 Zürich, Switzerland

Telephone: +41 44 878 60 00

Facsimile: +41 44 878 63 50

Attention: Legal Department

with a copy to:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

U.S.A.

Telephone: (224) 948-3440

Facsimile: (224) 948-2590

Email: david_scharf@baxter.com

Attention: General Counsel

and a copy to:

McDermott Will & Emery LLP

227 W. Monroe Avenue

Chicago, IL 60601

U.S.A.

Telephone: (312) 984-2157

Facsimile: (312) 984-7700

Email: kwerling@mwe.com

Attention: Kristian A. Werling

Any Party may change its notification address by giving notice to the other Party in the manner herein provided. For clarity, the additional copy will be addressed for convenience only and the notification shall be deemed to have been validly delivered when addressed to the main addressee.

Section 15.5 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. BAXTER and MERRIMACK agree not to export or reexport, directly or indirectly, the Licensed Compound or any Licensed Product (or any associated products, information, items, articles, computer software, media, technical data, the direct product of such data, samples or equipment received or generated under this Agreement) in violation of any US export laws or other Laws or regulations that may be applicable. BAXTER and MERRIMACK agree to obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Section 15.5.

CONFIDENTIAL	EXECUTION VERSION

Section 15.6 Force Majeure. Either Party shall be excused from the performance of its obligations under this Agreement, and no failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, (including the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; labor disputes, epidemic, failure or default of public utilities or common carriers, fire; storm; flood; earthquake; accident; war; rebellion; terrorism; insurrection; riot; and invasion) and such excuse shall be continued so long as the condition constituting force majeure continues, provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the end of the occurrence of one or more of the above-mentioned causes. The Party claiming such force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than five (5) Business Days after its occurrence, which notice shall reasonably identify the affected obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet and/or discuss promptly to determine an equitable solution to minimize and if reasonably feasible, overcome, the effects of any such event.

Section 15.7 Performance by Affiliates and Sublicensees; Joint and Several Liability. To the extent that this Agreement imposes obligations on Affiliates or sublicensees of a Party, such Party agrees to cause such Party’s Affiliates and sublicensees to perform such obligations. Without limiting the foregoing, BII, BHC and BHSA shall be jointly and severally liable for all of BAXTER’s obligations under this Agreement.

Section 15.8 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either MERRIMACK or BAXTER to act for, bind or commit the other in any way. The Alliance Managers shall remain employees of BAXTER or MERRIMACK, as the case may be.

Section 15.9 Construction. Each Party agrees that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

Section 15.10 Interpretation. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. Except where the context clearly otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (c) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (d) the words “herein”, “hereof” and hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (e) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (f) the word “day” means a calendar day, the word

CONFIDENTIAL	EXECUTION VERSION

“month” means a calendar month and the word “year” means a calendar year, (g) the word “quarterly” refers to calendar quarters (e.g., January 1 to March 31, April 1 to June 30, July 1 to September 30 or October 1 to December 31) and (h) each accounting term used herein that is not specifically defined herein shall have the meaning given to it under applicable IFRS, to the extent consistent with its usage and the other definitions in this Agreement.

Section 15.11 Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 15.12 English Language. This Agreement was prepared and is established in the English language, any translation thereof shall be deemed for convenience only and shall never prevail against the original English version. All reports, notices and communications to be exchanged under this Agreement shall be in the English language; provided, however, that, notwithstanding anything herein to the contrary, neither Party shall be under any obligation to translate into English any document originally established and existing in another language, for the sole purpose of communicating such document to the other Party, it being agreed that such documents will be provided on an as is basis.

Section 15.13 No Implied Waivers; Rights Cumulative. No failure on the part of MERRIMACK or BAXTER to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 15.14 Severability. If, under applicable Laws, any provision of this Agreement is held to be invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the objectives contemplated by the Parties when entering into this Agreement and the general balance of the respective interests of the Parties as initially intended under this Agreement.

Section 15.15 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

CONFIDENTIAL	EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Robert J. Mulroy
	Name:	Robert J. Mulroy
	Title:	President + CEO

BAXTER INTERNATIONAL INC.

By:	/s/ Robert J. Hombach
	Name:	Robert J. Hombach
	Title:	CVP, Chief Financial Officer

BAXTER HEALTHCARE CORPORATION

By:	/s/ Robert J. Hombach
	Name:	Robert J. Hombach
	Title:	CVP, Chief Financial Officer

BAXTER HEALTHCARE SA

By:	/s/ Stuart Edgley
	Name:	Stuart Edgley
	Title:	VP Finance EMEA

CONFIDENTIAL	EXECUTION VERSION

Exhibit A

Initial Global Development Plan

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**].

The initial budget for the Second Indication will be $98,800,000.

[**].

A-1

CONFIDENTIAL	EXECUTION VERSION

Exhibit B

Licensed Patent Rights

MM Case # / Country	Status	Application #	Date	Patent Number	Issue Date
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

B-1

CONFIDENTIAL	EXECUTION VERSION

Exhibit C

MM-398

[**]

C-1

CONFIDENTIAL	EXECUTION VERSION

Exhibit D

Terms of MERRIMACK Supply Agreement

The following is a summary of certain material terms relating to the manufacture and supply of Drug Product from MERRIMACK to BAXTER that will be contained in a definitive MERRIMACK Supply Agreement. In accordance with Section 3.5 of the Agreement, the Parties shall enter into the MERRIMACK Supply Agreement on or before a date to be established by the JSC, but in no event later than [**] days after the Effective Date. The negotiated terms of the MERRIMACK Supply Agreement shall be consistent with the Agreement and the following binding terms, provided that neither Party shall have any obligation to perform such terms until the Parties have entered into a definitive MERRIMACK Supply Agreement:

	Topic	Description

1	Objectives and Scope	MERRIMACK and BAXTER shall enter into an exclusive commercial supply agreement whereby MERRIMACK will manufacture and supply Drug Product to BAXTER for BAXTER to use, market, sell, offer for sale and have sold in the Licensed Territory.

2	Drug Product	Bulk drug product containing the Licensed Compound, but excluding any final packaging, finishing and vialing.

3	Territory	Licensed Territory

4	Term

The MERRIMACK Supply Agreement will have an initial term of five (5) years and will automatically renew for additional two (2) year periods unless notice not to renew is delivered by BAXTER at least twelve (12) months prior to the end of the then current term.

Notwithstanding the foregoing, at any time after [**], MERRIMACK may elect to terminate the MERRIMACK Supply Agreement upon twenty-four (24) months’ advance written notice to BAXTER.

Upon notice of termination or, in the case of expiration, no less than [**] months prior to expiration or termination, of the MERRIMACK Supply Agreement as described above, MERRIMACK would, if requested by BAXTER, commence providing BAXTER with a technology transfer of MERRIMACK’s manufacturing process such that the technology transfer is completed prior to termination or expiration in accordance with terms and conditions substantially the same as set forth in Section 3.8 of the Agreement.

5	Forecasts	BAXTER shall provide MERRIMACK with forecasts (partial binding/non-binding). The timeframe for such forecasts shall be aligned with relevant CMO, raw material procurement and capacity planning timelines. BAXTER shall include in its forecast any requirement for safety stock and BAXTER shall be responsible for all costs associated with such safety stock.

CONFIDENTIAL	EXECUTION VERSION

6	Supply Price

BAXTER shall purchase Drug Product from MERRIMACK at a supply price equal to [**] percent ([**]%) of MERRIMACK’s Manufacturing Costs (as defined in Section 1.50 of the Agreement). Solely for purposes of reference, the current Manufacturing Costs for Drug Product are estimated at $[**] per gram, yielding a current supply price of $[**] per gram.

Fill and finish, freight, insurance and other subsequent supply chain expenses are not included in the supply price.

The supply price shall be adjusted on an annual basis to reflect changes in MERRIMACK’s Manufacturing Costs.

7	Delivery	EXW (ICC Incoterms 2010) MERRIMACK’s manufacturing facility.

8	Specifications, Certificate of Analysis	In conjunction with each delivery, MERRIMACK shall provide a signed Certificate of Analysis certifying that such shipment was tested and meets the specifications.

10	Payment	MERRIMACK shall issue invoices upon delivery of Drug Product to BAXTER. BAXTER shall pay such invoices within [**] days.

11	Supply Failure	The MERRIMACK Supply Agreement shall include appropriate technology transfer provisions sufficient to enable BAXTER to manufacture or have manufactured Drug Product in the event of a supply failure (which shall be defined as the failure to supply at least [**] percent ([**]%) of BAXTER’s forecasts for a period of [**] days). If a technology transfer is commenced following a failure to supply resulting from a breach by MERRIMACK of the MERRIMACK Supply Agreement, then such technology transfer shall be promptly provided by MERRIMACK [**] to BAXTER.

12	Representations, Warranties / Indemnification / Limitations of Liability	The MERRIMACK Supply Agreement shall contain customary representations and warranties relating to the manufacture and supply of Drug Product, including each Party’s obligation to comply with all applicable Laws. In addition, the MERRIMACK Supply Agreement shall include appropriate indemnification provisions and limitations of liability. Such representations, warranties and indemnification shall be consistent with the liability allocation provisions of the Agreement (i.e., shall be tailored to address manufacturing defect-caused liability) and such limitations of liability shall be consistent with limitations of liability that are typical for commercial contract manufacturing contracts.

13	Recalls	Section 4.3 of the Agreement shall govern the Parties’ obligations with respect to recalls, withdrawals or field corrections; provided, however, that the MERRIMACK Supply Agreement shall provide for no-cost replacement of Drug Product and allocation of recall expenses if the recall, withdrawal or field correction was due to the failure of the Drug Product to comply with specifications or cGMP (unless such non-compliance was caused by BAXTER).

14	Non-Conforming Supply	The MERRIMACK Supply Agreement shall contain timelines for receipt, testing and acceptance of Drug Product by BAXTER, as well as terms for the replacement of non-conforming Drug Product if necessary.

CONFIDENTIAL	EXECUTION VERSION

15	Supply Constraints	The MERRIMACK Supply Agreement will include provisions for the management of a constrained supply of Drug Product such that MERRIMACK and BAXTER share available supply so that each Party’s allocation is proportionate to their respective [**]-month rolling forecast submitted to the fill-finish supplier. For example, if A is MERRIMACK’s [**]-month rolling forecast, B is BAXTER’s [**]-month rolling forecast and T is the total supply available, then if a supply constraint occurs, MERRIMACK’s share of available supply shall be (A/(A+B))*T and BAXTER’s share of available supply shall be (B/(A+B))*T.

16	Approvals and Inspections

MERRIMACK shall use Commercially Reasonable Efforts to ensure that MERRIMACK’s Drug Product manufacturing facility, the facility of MERRIMACK’s current irinotecan API supplier and the facility of MERRIMACK’s current fill/finish CMO comply with requirements of EMA and MHLW prior to launch in the first Major EU Territory, Japan and in any other Major Asian Countries and Major ROW Countries and that any other Drug Product manufacturing facility, irinotecan API supplier or fill/finish CMO controlled by or under contract with MERRIMACK at any time after the Effective Date comply with such requirements in a timely manner, as applicable (including the provision of necessary development and process information required to support Regulatory Filings). If there is a change in MERRIMACK’s irinotecan API supplier at any time, MERIMACK will provide notice of such change to BAXTER in advance and such irinotecan supplier will comply with applicable EMA and MHLW requirements. BAXTER shall be responsible for all reasonable costs related to complying with EMA or MHLW requirements.

For the avoidance of doubt, MERRIMACK shall use Commercially Reasonable Efforts to ensure that MERRIMACK’s Drug Product manufacturing facility, the facility of MERRIMACK’s current irinotecan API supplier and the facility of MERRIMACK’s current fill/finish CMO are “inspection-ready” by [**] for an EMA inspection. MERRIMACK shall cooperate in any such inspections. However, MERRIMACK shall not be responsible for any regulatory submissions in the Licensed Territory, including any submissions that would trigger inspection by a Regulatory Authority.

BAXTER shall reasonably cooperate with and provide assistance to MERRIMACK with respect to the activities to be undertaken in the preceding two paragraphs, at BAXTER’s cost.

CONFIDENTIAL	EXECUTION VERSION

17	Process Changes	MERRIMACK shall give BAXTER reasonable advance notice and opportunity to approve (which approval shall not be unreasonably withheld) any material changes that are being considered with respect to the manufacturing process for Drug Product that may reasonably be expected to impact the manufacture of the Drug Product or the Commercialization of the Licensed Product in the Licensed Territory.

18	Confidentiality	Article X of the Agreement shall govern the Parties’ obligations with respect to confidentiality.

19	Dispute Resolution	Article XIII of the Agreement shall govern the Parties’ rights and obligations with respect to the resolution of disputes.

20	Mutuality of Terms	If BAXTER elects to establish its own commercial scale manufacturing capabilities for Drug Product, MERRIMACK and BAXTER shall enter into an agreement pursuant to which BAXTER shall, at MERRIMACK’s option, provide Drug Product to MERRIMACK under substantially the same terms as MERRIMACK provides to BAXTER.

21	Fill and Finish

BAXTER shall have the option to (A) perform, by itself or through one or more CMOs, vialing of Drug Product or (B) have MERRIMACK, on BAXTER’S behalf, manage the vialing of Drug Product at MERRIMACK’s current fill/finish CMO or such other CMO as the Parties mutually agree upon. BAXTER shall provide appropriate notice of BAXTER’s intention to elect either (A) or (B) above to allow MERRIMACK to plan resources appropriately and align on timing with the CMO.

Regardless of whether BAXTER elects (A) or (B) above, BAXTER shall be responsible for vialing and all downstream supply chain activities and all costs related to vialing, including freight, insurance, materials and vendor management. Third Party costs will be passed through to BAXTER [**] and MERRIMACK personnel will be billed at the [**] FTE Rate.

BAXTER shall be responsible for releasing vialed Licensed Product for use in the Licensed Territory. MERRIMACK will perform analytical methods transfer in a timely manner to BAXTER or BAXTER’S CMO in order to enable BAXTER to release Licensed Product in the Licensed Territory. MERRIMACK shall invoice BAXTER for the reasonable costs of transferring the analytical methods at the [**] FTE Rate.

CONFIDENTIAL	EXECUTION VERSION

Exhibit E

BAXTER Restrictions

In partial consideration of the rights and licenses granted to BAXTER under this Agreement, BAXTER hereby agrees that, during the three (3) year period after the Effective Date, unless BAXTER shall have been specifically invited in writing by MERRIMACK, neither BAXTER nor any of its controlled affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) will in any manner, directly or indirectly:

(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or a substantial portion of the assets of MERRIMACK, or any rights to acquire any such securities (including derivate securities representing the right to vote or economic benefit of any such securities) or assets; (ii) any tender or exchange offer, merger or other business combination involving MERRIMACK; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to MERRIMACK; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of MERRIMACK;

(b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities of MERRIMACK;

(c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of MERRIMACK;

(d) take any action that might force MERRIMACK to make a public announcement regarding any of the types of matters set forth in (a) above; or

(e) enter into any discussions or arrangements with any Third Party with respect to any of the foregoing.

BAXTER also agrees during such period not to request MERRIMACK (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding anything to the contrary contained in this Agreement, (A) if, at any time a Third Party (w) commences a tender offer for at least fifty percent (50%) of the outstanding capital stock of MERRIMACK, (x) commences a proxy contest with respect to the election of any directors of MERRIMACK, or (y) enters into an agreement with MERRIMACK contemplating the acquisition (by way of merger, tender offer or otherwise) of at least fifty percent (50%) of the outstanding capital stock of MERRIMACK or all or substantially all of its assets, then, in any of the foregoing cases, the restrictions set forth in this paragraph shall terminate and cease to be of any further force or effect, (B) if MERRIMACK publicly announces its plans to complete a transaction for at least fifty percent (50%) of the outstanding capital stock of MERRIMACK, the restrictions set forth in this paragraph shall terminate and cease to be of any further force or effect, (C) the restrictions set forth in this paragraph shall not apply to any acquisition of assets or securities of MERRIMACK, as debtor, in a transaction subject to the approval of the US Bankruptcy Court pursuant to proceedings under the

E-1

CONFIDENTIAL	EXECUTION VERSION

Bankruptcy Code and (D) the restrictions set forth in this Exhibit E shall not apply to (I) any investment in any securities of MERRIMACK by or on behalf of any pension or employee benefit plan or trust, or (II) securities of MERRIMACK held by a Person acquired by BAXTER on the date such Person first entered into an agreement to be acquired by BAXTER. BAXTER represents and warrants that as of the Effective Date, neither BAXTER nor any of its controlled affiliates owns, of record or beneficially, any voting securities of MERRIMACK, or any securities convertible into or exercisable for any such voting securities.

E-2